UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Exchange Act of 1934
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A-Mark Precious Metals, Inc.

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A-Mark Precious Metals, Inc.
429 Santa Monica Blvd., Suite 230,
Santa Monica, California 90401

January 2, 2015
To Our Stockholders:

    You are cordially invited to attend the 2015 Annual Meeting of Stockholders of A-Mark Precious Metals, Inc. ("Annual Meeting"), which will be held at Fairmont Miramar Hotel & Bungalows located at 101 Wilshire Boulevard, Santa Monica, California, United States 90401, on February 6, 2015, starting at 11:00 a.m. PST.

    The Notice of Annual Meeting and proxy statement covering the formal business to be conducted at the Annual Meeting follow this letter.

    We hope that you will attend the Annual Meeting in person. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope to assure that your shares are represented at the meeting.

Sincerely,

/s/ Carol Meltzer
Carol Meltzer
Secretary

A-Mark Precious Metals, Inc.
429 Santa Monica Blvd., Suite 230,
Santa Monica, California 90401

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

The 2015 Annual Meeting of Stockholders of A-Mark Precious Metals, Inc. (the “Annual Meeting”) will be held at Fairmont Miramar Hotel & Bungalows, located at 101 Wilshire Boulevard, Santa Monica, California, United States 90401, on February 6, 2015, starting at 11:00 a.m. PST, for the following purposes:

•	to elect eight directors to serve for a term of one year (until the 2016 Annual Meeting of Stockholders) and until their respective successors have been duly elected and qualified;

•	to vote to approve the 2014 Stock Award and Incentive Plan;

•	to vote, on an advisory basis, to approve the compensation named executive officers for fiscal 2014 of of the A-Mark Precious Metals, Inc. (the “Company”), as disclosed in this Proxy Statement;

•
to vote, on an advisory basis, on whether advisory votes to approve the compensation of the Company's named executive officers should be conducted at our Annual Meetings each year, every two years or every three years;

•	to vote to ratify the appointment of BDO USA, LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2015; and

•	to transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.
Stockholders of record at the close of business on December 19, 2014, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the reply envelope provided, which requires no postage if mailed in the United States. Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy card. By promptly returning your proxy card, you will greatly assist us in preparing for the Annual Meeting.

By order of the Board of Directors,

/s/ Carol Meltzer
CAROL MELTZER
Secretary
Santa Monica, California
January 2, 2015

IMPORTANT:
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to Be Held on February 6, 2015:
The Proxy Materials for the Annual Meeting, including the Annual Report and the Proxy Statement, are available at http://www.amark.com
* * * * * *
Information on our website, other than this Proxy Statement, is not part of this Proxy Statement.

A-Mark Precious Metals, Inc.
PROXY STATEMENT FOR
2015 ANNUAL MEETING OF STOCKHOLDERS
To be held on February 6, 2015

Commencing on or about January 6, 2015, this proxy statement and the enclosed form of proxy card are being mailed to stockholders of A-Mark Precious Metals, Inc., a Delaware corporation (“A-Mark” or the “Company” or “we” or “us”), in connection with the Company’s Board of Directors’ solicitation of proxies for use at the Annual Meeting of A-Mark stockholders and at any adjournment or postponement. The Annual Meeting is being held at the Fairmont Miramar Hotel & Bungalows, located at 101 Wilshire Boulevard, Santa Monica, California, United States 90401, on February 6, 2015, starting at 11:00 a.m. PST, for the purposes described in this proxy statement.
A-Mark’s annual report is included with this proxy statement. It contains A-Mark’s financial statements for fiscal year 2014 and other information concerning the Company.
If you are unable to attend the Annual Meeting, you may vote by proxy on any matter to come before the meeting. The Company's Board of Directors ("Board of Directors" or "Board"), or is, by means of this proxy statement, soliciting your proxy. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted as specified on the proxy card. If no instructions are given, proxies will be voted (1) FOR election of the eight nominees named below under the caption “Election of Directors,” and (2) FOR approval of the 2014 Stock Award and Incentive Plan, (3) FOR ratification of the appointment of BDO USA, LLP as A-Mark’s independent registered public accountants for the fiscal year ending June 30, 2015, and (4) in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the Annual Meeting.
As a registered holder of A-Mark common stock, you may vote over the internet, by mail and in person, as described in these proxy materials, including the proxy card. Attendance in person at the Annual Meeting will not of itself revoke a proxy, but any stockholder who does attend the Annual Meeting may revoke a proxy orally and vote in person. Proxies may be revoked at any time before they are voted by submitting a properly executed proxy with a later date or by sending a written notice of revocation to A-Mark’s corporate secretary at A-Mark’s principal executive offices.
Instructions for INTERNET VOTING: Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. Enter your control number as directed. (The control number is the eleven digit number located beneath the company name and account number on the upper-right side of the proxy material sent to you. If you received an email notification, the control number can be found in the body of the email.) Once you have entered the control number, you may proceed to make your selections on the online ballot. Once completed, you should then click “Submit” to receive a confirmation page as acknowledgement of the successful completion of the voting process. You may vote online until 11:59 PM EST the day before the meeting.
Holders in street name will receive a voting instruction form directly from your bank, broker or other intermediary containing instructions on how you can direct your record holder to vote your shares.
The holders of a majority of the outstanding shares of the Company’s common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted in any manner are included in determining the number of votes present and for purposes of determining whether a quorum is present.
In order to be elected, a nominee for director must receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote on the matter is required to approve each Proposal other than the election of directors. A “withheld” vote on a director nominee will have no direct effect on the election. An abstention on Proposal 2, 3, 4 or 5 will have the effect of a vote against approval of that Proposal. Broker shares that are not voted on a given matter will not be included in determining the number of votes entitled to vote on the matter, and therefore will have no effect on the outcome of the vote on that matter.
Each person we list in this Proxy Statement as a nominee for election as a director has agreed to serve if elected. Although we expect that all the nominees will be able to serve if elected, if a nominee becomes unable to serve between now and the meeting date, we will vote any shares for which we have received proxies in favor of a substitute nominee recommended by our Board of Directors.
The Company has appointed an inspector who will determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and will receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting or any stockholder entitled to vote at the meeting, the inspector will make a report in writing of any challenge, question or matter determined by the inspector and execute a certificate of any fact found by the inspector. Any report or certificate made by the inspector will be prima facie evidence of the facts stated and of the vote as certified by them.
Only stockholders of record at the close of business on December 19, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement. As of the close of business on December 19, 2014, there were 6,962,742 shares of A-Mark common stock outstanding. Each share of common stock entitles the record holder to one vote on all matters properly brought before the Annual Meeting and any adjournment or postponement, with no cumulative voting.
If your A-Mark shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to attend the Annual Meeting and vote your shares at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Principal Stockholders
The following table shows certain information for any person who reported being a “beneficial owner” of more than 5% of A-Mark’s common stock. Persons and groups that beneficially own in excess of 5% of the Company’s common stock are required to file certain reports with the Company and with the Securities and Exchange Commission (the “SEC”) regarding such beneficial ownership. For purposes of the table below and the table set forth under “Beneficial Stock Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after December 26, 2014. Beneficial ownership information is presented as of December 26, 2014, except that where beneficial ownership information is as of earlier dates derived from SEC filings, that fact is indicated in the footnotes to the table. “Voting Power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Persons and groups identified in the table have sole voting power and sole investment power over the shares, except as otherwise stated in footnotes to the table. We obtained the information provided in the following table from filings with the SEC and from representations made by the persons listed below.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Joel R. Anderson (2) Charles C. Anderson Harold Anderson	727,016	10.4%
Jeffrey D. Benjamin (3)	789,332	11.3%
William A. Richardson (4)	1,012,728	14.5%
Gregory N. Roberts (5)	967,610	13.8%

_________________________________

(1)	All percentages have been calculated based on 6,962,742 shares of A-Mark common stock outstanding at December 26, 2014.

(2)
Beneficial ownership of Joel R. Anderson, Charles C. Anderson and Harold Anderson is based on their Schedule 13D with the SEC reporting their beneficial ownership of our outstanding common stock, as a group, at March 20, 2014 and additional advice provided to A-Mark by Joel R. Anderson. Based on such information, the group’s beneficial ownership of A-Mark common stock totaled 727,016 shares at March 20, 2014. Based on their Schedule 13D information, Joel R. Anderson had beneficial ownership of 304,553 shares, Charles C. Anderson had beneficial ownership of 366,338 shares, and Harold Anderson had beneficial ownership of 56,125 shares. The address of Joel R. and Charles C. Anderson is 202 North Court Street, Florence, Alabama 35630, and the address of Harold Anderson is 3101 Clairmont Road, Suite C, Atlanta, GA 30329.

(3)
Beneficial ownership of Jeffrey D. Benjamin is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of shares of A-Mark common stock at March 21, 2014 and additional advice provided to the Company. His beneficial ownership of A-Mark common stock totaled 789,332 shares, including 47,943 shares issuable to Mr. Benjamin upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. The reported beneficial ownership also includes 250,000 shares held in a family trust as to which Mr. Benjamin neither has nor shares voting or dispositive power, as to which shares he disclaims beneficial ownership. Such beneficial ownership excludes 71,913 stock options that are not currently exercisable and will not become exercisable within 60 days. The address of Mr. Benjamin is 429 Santa Monica Blvd. Suite 230, Santa Monica, CA 90401.

(4)
Beneficial ownership of William A. Richardson is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of A-Mark common stock at March 21, 2014. His beneficial ownership of A-Mark common stock totaled 1,012,728 shares at March 21, 2014, including 778,938 shares owned directly by Silver Bow Ventures LLC (11.2% of the outstanding class) as to which Mr. Richardson shares voting and dispositive power with Gregory N. Roberts. The address of Mr. Richardson and Silver Bow Ventures LLC is 429 Santa Monica Blvd. Suite 230, Santa Monica, CA 90401.

(5)
Beneficial ownership of Gregory N. Roberts is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of A-Mark common stock at March 21, 2014 and additional advice provided to the Company. His beneficial ownership of A-Mark common stock totaled 967,610 shares, including 116,756 shares as to which Mr. Roberts shares voting and dispositive power with his wife and 778,938 shares owned directly by Silver Bow Ventures LLC (11.2% of the outstanding class) as to which Mr. Roberts shares voting and dispositive power with William Richardson, and including shares issuable to Mr. Roberts upon exercise of 71,916 options to acquire A-Mark common stock (as to which Mr. Roberts has sole voting and sole dispositive power).  The address of Mr. Roberts is 429 Santa Monica Blvd. Suite 230, Santa Monica, CA 90401.

Beneficial Stock Ownership of Management
The following table shows the number of shares of common stock beneficially owned as of December 26, 2014, by each director then serving in office, nominee for director, and executive officer named in the Summary Compensation Table, and by our current directors and executive officers as a group. Except as otherwise indicated in the footnotes below, each named person had sole voting and sole investment power with respect to the shares shown as beneficially owned by that person.

Name Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Outstanding Common Stock (1)
Joel R. Anderson (2)	727,016		10.4%
Jeffrey D. Benjamin (3)	789,332		11.3%
Ellis Landau	179,025		2.6%
William Montgomery	248,662	(4)	3.6%
John U. Moorhead	18,272		*
Jess M. Ravich	257,226		3.7%
Gregory N. Roberts (5)	967,610		13.8%
Beverley Lepine	—		*
Thor G. Gjerdrum	36,768	(6)	*
David W.G. Madge	—		*
Carol Meltzer	65,284	(7)	*
Gianluca Marzola	—		*
All current directors and executive officers as a group (12 persons)	3,289,195	(8)	46.3%

_________________________________
*	Less than 1%.

(1)	See footnote (1) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(2)	See footnote (2) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(3)	See footnote (3) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(4)	Includes 177,745 shares that are held in a trust as to which Mr. Montgomery has no voting power and limited dispositive power, and as to which shares Mr. Montgomery disclaims beneficial ownership.

(5)	See footnote (5) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(6)
Excludes shares subject to 2,997 stock appreciation rights that are currently exercisable. The number of shares of common stock that could be acquired by exercise of the stock appreciation rights varies with the market price of A-Mark common stock, and therefore cannot currently be determined. Based on market prices at December 26, 2014, the stock appreciation rights would have been “out of the money” and, therefore, no shares could have been acquired by exercise of such rights. Excludes shares that would be issuable in settlement of 14,383 RSUs, which RSUs will not vest and be settleable within 60 days.

(7)	Includes 14,383 shares issuable upon exercise of stock options that are currently exercisable.

(8)
Includes 134,242 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes shares that would be issuable upon exercise of 71,913 stock options or settlement of 14,383 RSUs that are not exercisable or settleable and will not become exercisable or settleable within 60 days, and excludes shares subject to 2,997 stock appreciation rights (see footnote (6) above).

INFORMATION ABOUT OUR RELATIONSHIP WITH OUR PRIOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accounting Fees and Services
BDO USA, LLP audited the Company's consolidated financial statements for the fiscal year ended June 30, 2014, and has served as our independent registered public accounting firm since February 20, 2014.
KPMG LLP audited the Company's consolidated financial statements for the fiscal year ended June 30, 2013 and served as our independent registered public accounting firm until February 20, 2014.
Fees to Independent Registered Public Accounting Firm for Fiscal Years 2014 and 2013
The following table sets forth by fee category the aggregate fees for professional services rendered by (i) BDO USA, LLP for the fiscal year ended June 30, 2014 and (ii) KPMG LLP for the fiscal year ended June 30, 2013 and for the period from July 2013 through February 2014.

in thousands
Years Ended June 30,	2014	2013
Fee Category	BDO USA, LLP	KPMG LLP
Audit fees (1)	$490	$487
Audit-related fees (2)	—	26
Tax fees (3)	—	—
All other fees (4)	—	—
Total	$490	$513

_________________________________

(1)
 Audit fees consisted of services rendered by the principal accountant for the audit and reviews of our annual and quarterly condensed consolidated financial statements. Such audit fees exclude fees of $488,000 charged by KPMG LLP related to audit services of Spectrum Group International Inc. ("SGI") conducted for fiscal year 2013, and exclude fees of $250,000 charged by BDO USA, LLP related to audit services performed in connection with the issuance of the Company's Form S-1 conducted in fiscal year 2014, which were paid by SGI.

(2)
Audit-related fees includes the aggregate fees for assurance and related services provided that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit fees.”

(3)
Tax fees consists of professional services rendered for tax compliance, tax planning, tax advice, and value added tax process review. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

(4)	All other fees includes the aggregate fees for products and services provided that are not reported above under “Audit fees,” “Audit-related fees” or “Tax fees.”

Audit Committee Report
The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C under the Securities Exchange Act or 1934 or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.
A-Mark’s Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2014 with management. A-Mark’s Audit Committee has discussed the matters required by Auditing Standard No. 16 (Communications with Audit Committees) and other authoritative guidance, with its independent registered public accounting firm. The Audit Committee has also received the written disclosures and the letter from such firm required by the Securities Acts administered by the Securities and Exchange Commission and in compliance with Rule 3520 (Auditor Independence) of the Public Company Accounting Oversight Board (“PCAOB”), has discussed the independence of such firm and considered whether the provision of non-audit services by such firm is compatible with maintaining the auditor’s independence.
Based on the review and the discussions noted above, A-Mark’s Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as filed with the Securities and Exchange Commission.

Audit Committee of A-Mark Precious Metals, Inc.

Ellis Landau (Chairman) William Montgomery John U. Moorhead Jess M. Ravich

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") provides an overview of our compensation program for our Chief Executive Officer and four other named executive officers ("NEOs") for fiscal 2014. A-Mark became a publicly held company, listed on the NASDAQ Global Select Market, on March 14, 2014, at which time Spectrum Group International Inc. ("SGI") distributed all of the then-outstanding A-Mark common stock to SGI's stockholders in a Spinoff transaction (the "Spinoff").
The following individuals served as our NEOs for fiscal 2014:

•
Our Chief Executive Officer, Gregory N. Roberts, who also served as a Director of A-Mark. Before the Spinoff, he served as Chief Executive Officer, President and a Director of SGI, and continues in those posts at SGI after the Spinoff;

•	Our President, David W.G. Madge;

•	Our Executive Vice President and Chief Operating Officer, Thor Gjerdrum;

•
Our Executive Vice President, General Counsel and Secretary, Carol Meltzer. Before the Spinoff, she served as Executive Vice President, General Counsel and Secretary of SGI, and continues in those posts at SGI after the Spinoff; and

•	Our Chief Accounting Officer, Gianluca Marzola.

Commencing at the time of the Spinoff, Mr. Roberts became employed by A-Mark and paid all compensation by A-Mark. Under the Secondment Agreement between A-Mark and SGI, Mr. Roberts provides services to SGI, as the Chief Executive Officer, President and a Director of SGI, for which SGI pays A-Mark. During fiscal 2013 and the portion of fiscal 2014 before the Spinoff, Mr. Roberts was employed directly by SGI and paid his compensation by SGI. Such compensation was paid to him for his service to A-Mark as Chief Executive Officer and a Director (A-Mark was then a subsidiary of SGI), and for his service to SGI and its other subsidiaries.
Messrs. Madge, Gjerdrum and Marzola were employed directly and compensated by A-Mark and its subsidiaries in fiscal 2013 and 2014, other than compensation relating to equity awards granted by SGI as compensation for services to A-Mark and its subsidiaries. Mr. Marzola, as our Chief Accounting Officer, constitutes our principal financial officer within the meaning of SEC regulations.
Immediately after the Spinoff, Carol Meltzer became employed by A-Mark and paid all compensation by A-Mark. She is our Executive Vice President, General Counsel and Secretary. Under the Secondment Agreement between A-Mark and SGI, Ms. Meltzer provides services to SGI, as the Executive Vice President, General Counsel and Secretary of SGI, for which SGI pays A-Mark. During fiscal 2013 and the portion of fiscal 2014 before the Spinoff, Ms. Meltzer was employed directly by SGI and paid her compensation by SGI. In her capacity as an executive officer of SGI, then A-Mark's parent company, Ms. Meltzer provided services indirectly to A-Mark and its subsidiaries as well as to other subsidiaries of SGI. Ms. Meltzer also served as a member of our Board of Directors in fiscal 2013 and in the portion of fiscal 2014 prior to the Spinoff.
2014 Results and Relationship to Executive Compensation
Fiscal 2014 was a transformational year for A-Mark. As a result of the Spinoff, A-Mark's businesses were separated from SGI, and A-Mark became a stand-alone company the stock of which is listed on the Nasdaq Global Select Market. The Spinoff was a major catalyst in an increase in stock value accruing to SGI stockholders who became A-Mark stockholders at the time of the Spinoff. A holder of $1,000 in value of SGI stock at the beginning of fiscal 2014 (valued at $2.25 per share as of June 30, 2013) saw that become shares of A-Mark and SGI with a market value of $1,507 by the end of the fiscal year.
A-Mark's financial results for fiscal 2014 declined from the prior year, primarily due to the lower price of gold and reduced trading volumes. Fiscal 2014 revenues of $6.0 billion were down 17.5% from fiscal 2013, and net income of $8.3 million was down 34.0% from fiscal 2013. Earnings per share (diluted) for fiscal 2014 was $1.09, compared to $1.59 in fiscal 2013. Despite the strong headwinds in the gold market, management achieved some notable successes. Among other things, the Company’s profit margin percentage improved from fiscal 2013 to 2014 as a result of higher demand for gold and silver custom products, which carry larger premiums and gross profit. The Company expanded its value-added products pipeline to more than 25 programs, up from 14 programs a year ago, and has set the stage to further expand its value-added products. In addition, the Company has expanded its new turn-key service offerings to its existing customer base, including finance, storage and delivery solutions. These programs reflect management's efforts to mitigate the effect of short-term fluctuations in commodity prices through profitable value-added products and complementary services.
Compensation to our NEOs was aligned with these results. A performance-based annual incentive was paid to our COO, based primarily on the level of A-Mark's profitability, at a relatively modest level. No performance-based annual incentive was paid to our CEO or to our President. For the CEO, the annual incentive award formula resulted in a zero payout in large part due to SGI results, which recorded a loss for the year.
In the case of all five NEOs, discretionary bonuses were paid in substantial part based on the very hard work required to implement the Spinoff, and the success of that transaction in enhancing shareholder value.
Overview of Compensation Objectives and Philosophy
Prior to the Spinoff, the SGI Compensation Committee and its Board of Directors had primary responsibility for establishing compensation for the NEOs, which responsibility devolved to the Compensation Committee of the A-Mark Board of Directors, together with the Board of Directors itself, at the time of the Spinoff. For fiscal 2014, the SGI Compensation Committee consisted of John U. Moorhead, Chairman, Ellis Landau and Jess Ravich. Immediately following the Spinoff, those three individuals became non-employee Directors of A-Mark, and have served as the A-Mark Compensation Committee in the portion of fiscal 2014 since the Spinoff. The compensation objective and philosophy of the two Compensation Committees has remained consistent with regard to the NEOs. Accordingly, the discussion in this CD&A, in referring to the "Committee" and "Board of Directors," does not distinguish between actions of the SGI Compensation Committee and Board of Directors and the A-Mark Compensation Committee and Board of Directors except on particular points for which the distinction may be significant.
The Committee's approach to executive compensation has focused on providing total cash compensation at levels sufficient to attract and retain senior-level executives within our industry, as well as providing equity-based compensation to act as additional incentive that is both long-term and aligned with the interests of stockholders and to promote retention of the executive and long-term service. Performance-based awards, as part of the cash compensation opportunity, are a key element of the compensation of the NEOs most directly responsible for our business results.
We have chosen to formalize significant terms of employment of three of our NEOs, Messrs. Roberts, Madge and Gjerdrum, by entering into employment agreements with them. This practice has helped us to attract and retain key executives and employees. In our financial services industry, there is a high degree of competition for talented executives and employees, with job changes being more frequent than in many other industries. Hiring often involves substantial negotiations regarding employment terms, which generally must be reflected in an employment agreement. Employment agreements offer us several advantages, particularly by fixing employment terms for specified time periods and thereby limiting renegotiations and also by including provisions for the protection of our business.
During fiscal 2014, Mr. Robert’s service was governed by an employment agreement with SGI before the Spinoff and an employment agreement with A-Mark after the Spinoff. Mr. Madge’s service was governed by an employment agreement with A-Mark, and Mr. Gjerdrum’s service was governed by an employment agreement with A-Mark that was amended effective at the time of the Spinoff to eliminate separate obligations of SGI and of our wholly owned subsidiary Collateral Finance Corporation ("CFC") and make certain other changes. Ms. Meltzer and Mr. Marzola do not have employment agreements.
Compensation Determination Process
Our CEO, in consultation with the Committee and Board of Directors, has negotiated the terms of the employment agreements with our President and our Chief Operating Officer and made decisions regarding the compensation of other NEOs and officers. In making these decisions, the decisions-makers have generally relied on their judgment regarding the appropriate structure and level of compensation, taking into account factors including the performance and business outlook of A-Mark and its subsidiaries (and where relevant SGI and its subsidiaries), including our short- and long-term strategies and current economic and market conditions, evaluations of an executive’s skill set and leadership qualities, career accomplishments, recent performance, current compensation arrangements, competitive levels of compensation based on available and relevant information and long-term potential to enhance our stockholder value.
A fundamental objective in establishing compensation arrangements has been to set performance criteria that are consistent with our business strategies. Generally, in evaluating performance, we have and will continue to review the following criteria:

•	Strategic goals and objectives, such as profitability;

•	Individual management objectives that relate to our strategies; and

•	Achievement of specific operational goals of the executive officers.

Generally, we have intended that the compensation of our NEOs be at levels commensurate with each executive’s position and scope of responsibilities. Our decision-makers took into consideration various factors as noted above (none of which was individually weighted) in determining our NEOs’ compensation packages, but no pre-set methodology was followed in making such decisions. In this regard, we have not historically used specific peer groups or formal benchmarking in determining the structure and levels of compensation for our NEOs.

Components of our Executive Compensation Program
The key components of our NEO compensation program are:

•	Base salary;

•	Annual performance-based bonuses, and in some cases discretionary bonuses;

•	Long-term equity incentives, primarily in the form of options and RSUs;

•	Severance benefits; and

•	Other benefits.

We do not currently have formal policies on the allocation of total compensation among the various elements of compensation. However, the more senior the position an executive holds, the more influence he or she has over our financial performance, so that performance-based compensation is generally a larger percentage of the executive's total compensation opportunity.
Base Salary
We set base salaries to reflect each NEO’s performance and experience, the executive’s expected future contributions to A-Mark, the responsibilities, impact and importance of the position to our performance, and internal pay equity, and with a view to the competitiveness of the NEO’s compensation opportunity in the marketplace. Generally, we have negotiated with NEOs or prospective NEOs and reached an agreement regarding salary levels. The factors taken into account in setting salary do not receive a specific weighting in our compensation decision-making process.
For fiscal 2014 and fiscal 2015, our NEOs’ annual base salaries were or are as follows:

	Base Salary
Named Executive Officer	Fiscal 2014	Fiscal 2015
Gregory N. Roberts	$525,000	$525,000
David W.G. Madge	425,000	425,000
Thor Gjerdrum	384,000	404,000
Gianluca Marzola	158,000	210,000
Carol Meltzer	200,000	200,000
Annual Performance Bonus and Discretionary Bonuses
Under the employment agreements we have entered into with Mr. Roberts, Mr. Madge and Mr. Gjerdrum, the NEO has the opportunity to earn a performance bonus based on achievement of a pre-specified level of pre-tax profit of A-Mark and, in the case of Mr. Roberts, SGI (included because A-Mark has agreed, under the Secondment Agreement, to provide Mr. Roberts' services to SGI). Such performance bonuses are intended to provide performance-based cash compensation that rewards our NEOs for their contribution to our financial performance. We view pre-tax profit as a key financial metric for purposes of our business planning, and one which does not distort the incentives to management or promote undue risk and which substantially reflects the quality of the execution of our business plan by our management team. The pay-out levels corresponding to pre-set levels of pre-tax profit were set at levels determined in the judgment of decision-makers taking into account anticipated levels of pre-tax profits, the decision-makers’ judgment as to competitive arrangements in the industry and competitive levels of cash compensation and their judgment as to a fair allocation of profits between management and stockholders and other stakeholders.
For fiscal 2014, the performance metric specified for Mr. Roberts was a combination of pre-tax profit of A-Mark and SGI. The terms of this annual incentive were set forth in an amended and restated employment agreement which became effective at the time of the Spinoff. For Mr. Madge, the required performance for fiscal 2014 was pre-tax profit of A-Mark. For Mr. Gjerdrum the required performance for the first half of fiscal 2014 was based partly on the performance of A-Mark and partly on the pre-tax profit of CFC, and for the second half of fiscal 2014 was based on the pre-tax profit of A-Mark. For all three NEOs, pre-tax profits is defined as the relevant company's net income (as determined under Generally Accepted Accounting Principles or GAAP) for the given fiscal year (or portion of the year), adjusted to eliminate the positive or negative effects of income taxes (in accordance with GAAP) and, in the case of Mr. Roberts and Mr. Gjerdrum, adjusted to eliminate the positive or negative effects of foreign currency exchange and, in the case of Mr. Roberts, adjusted to eliminate certain expenses incurred in connection with specified litigation affecting SGI and expenses of the Spinoff.
Under the Secondment Agreement, SGI is obligated to reimburse A-Mark for the portion of any performance bonus payable under Mr. Roberts’ employment agreement with A-Mark attributable to pre-tax profits of SGI.

The performance bonus for Mr. Roberts specified for fiscal 2014, prior to the amendment to his employment agreement, was as follows:
If SGI's pre-tax profits (which would have reflected A-Mark's performance because A-Mark was at the time a subsidiary of SGI) were at least $5 million, then the annual incentive would equal:

•	12% of pre-tax profits up to $8 million of pre-tax profits; plus

•	15% of pre-tax profits in excess of $8 million, up to $10 million of pre-tax profits; plus

•	18% of pre-tax profits in excess of $10 million of pre-tax profits.

If pre-tax profits were less than $5.0 million, the Committee retained discretion to determine whether to pay any performance bonus and the amount thereof, up to a maximum for this discretionary amount of $600,000. For fiscal 2014, under the employment agreement, the Committee retained discretion to grant a bonus when pre-tax profits was less than $5.0 million could be exercised only if pre-tax profits were positive, and the Committee would retain discretion to reduce the amount of any performance bonus payable under the above formula to an amount not less than $3.0 million.
Since the Spinoff, Mr. Roberts has been employed directly by A-Mark, and is no longer employed by SGI. However, Mr. Roberts continues to perform services for SGI under the Secondment Agreement, under which SGI must pay A-Mark for the services of Mr. Roberts (and for another A-Mark NEO, Ms. Meltzer). Under Mr. Robert's employment agreement and in coordination with the Secondment Agreement, for fiscal 2014, 2015 and 2016, the terms of Mr. Roberts' performance bonus remain substantially the same as described above (designated profits levels and payout percentages are the same), but with pre-tax profits determined by the Committee by combining the pre-tax profits for a given fiscal year achieved by A-Mark with those achieved by SGI. For this purpose, expenses incurred in implementing the Spinoff are eliminated from the calculation of pre-tax profits of the two companies. In addition, the Committee retained discretion to pay the annual incentive in amounts in excess of $400,000 for fiscal 2014 if A-Mark pre-tax profit (apart from SGI) was positive in A-Marks fourth quarter of 2014 or second half of 2014.
The performance bonus for Mr. Madge specified for fiscal 2014 was and is as follows:
If A-Mark were to achieve positive pre-tax profits, then the annual incentive would equal:

•	A discretionary amount with respect to pre-tax profits up to $18 million; plus

•	1.0% of pre-tax profits in excess of $18 million, up to $25 million of pre-tax profits; plus

•	3.0% of pre-tax profits in excess of $25 million, up to $30 million of pre-tax profits; plus

•	5.0% of pre-tax profits in excess of $30 million, up to $35 million of pre-tax profits; plus

•	6.0% of pre-tax profits in excess of $35 million of pre-tax profits.
The Committee could award discretionary bonus amounts in excess of the amounts determined under the above formula.
The performance bonus for Mr. Gjerdrum specified for fiscal 2014 was as follows:

For the first half of fiscal 2014, if A-Mark had positive pre-tax profits, then a portion of the annual incentive would equal:

•	1.0% of A-Mark pre-tax profits up to $5 million of pre-tax profits; plus

•	1.5% of A-Mark pre-tax profits in excess of $5 million of pre-tax profits, up to $12.5 million of pre-tax profits; plus

•	3% of A-Mark pre-tax profits in excess of $12.5 million.

In addition, for the first half of fiscal 2014, if CFC had positive pre-tax profits, then a portion of the annual incentive would equal:

•	10.0% of such CFC pre-tax profits; plus

•	3.3333% of such pre-tax profits if CFC adds new customers at specified levels; plus

•	3.3334% of such pre-tax profits if they exceed $0.8 million; plus

•	3.3333% of such pre-tax profits if loan levels exceed $60 million in the first or second quarter.

For the second half of fiscal 2014, if A-Mark has pre-tax profits of at least $2.5 million, a portion of the performance bonus will equal:

•	2.0% of such pre-tax profits up to $5 million; plus

•	2.5% of such pre-tax profits in excess of $5 million, up to $10 million; plus

•	3.0% of pre-tax profits in excess of $10 million.

The committee could award discretionary bonus amounts in excess of the amounts determined under the above formula. For fiscal 2014, the performance bonuses earned by our NEOs under the applicable pre-set performance formula were as follows:

Named Executive Officer	Earned Annual Incentive Fiscal 2014
Gregory N. Roberts	$—
David W.G. Madge	$—
Thor Gjerdrum	$279,000
A-Mark earned fiscal 2014 pre-tax profits, calculated with the adjustments as described for Mr. Roberts above, of less than $5.0 million. In the case of Mr. Roberts' annual incentive determination, SGI's performance for fiscal 2014 resulted in a substantial pre-tax loss, offsetting the positive pre-tax profit of A-Mark so that, under the annual incentive formula, no mandatory payout was earned, although the threshold level of A-Mark pre-tax profits for a discretionary payout was met. In the case of Mr. Madge, A-Mark's pre-tax profit, though positive, failed to achieve the specified threshold for mandatory payout of an annual incentive, although the threshold level for payment of a discretionary bonus was met. In the case of Mr. Gjerdrum, A-Mark's pre-tax profit, together with CFC's performance, resulted in the payments shown in the table above, without additional discretionary bonus payments. The Committee makes its determinations based on preliminary calculations of financial results, retaining discretion to adjust awards for final financial results.
The Committee has awarded discretionary bonuses to the NEOs in past years in recognition of good performance in areas not fully reflected in pre-tax profits. Mr. Mazola and Ms. Meltzer were not granted a formula-based annual incentive opportunity for fiscal 2014, but were eligible for a year-end discretionary bonus. In determining to award a discretionary bonus, the Committee considered the satisfactory overall performance of each of the NEOs, as well as the extent and nature of extraordinary expenses impacting the annual incentive calculations in fiscal 2014 and the fact that pre-specified threshold levels of A-Mark pre-tax profits set as a condition for payment of discretionary bonuses to some of the NEOs had been achieved. The Committee also considered the extraordinary efforts required by these NEOs to implement the Spinoff, and the success of that transaction in enhancing shareholder value. On that basis, the Committee awarded discretionary bonuses to each of the five NEOs, as reflected in the Summary Compensation Table below. The amounts awarded were viewed by the Committee as appropriate based on the level of effort given by the executive team in fiscal 2014, but relatively low in relation to competitive annual incentives so that compensation levels remain aligned with our operating results.
Long-Term Equity Incentives

We have used equity-based compensation, relating to SGI common stock in periods prior to the Spinoff, to provide additional incentives that are both long-term and aligned with the interests of stockholders, and to promote retention of the executive and long-term service. Generally, grants of such awards have been made upon the entry into a new or extended multi-year employment agreement. Thus, in recent years, equity incentives have not been part of annual compensation. In this regard, the amount or value of equity incentives has not been determined under a precise compensation formula or based on benchmarking such awards against practices at comparable companies. The Committee may consider using long-term equity awards as a component of total direct compensation in the future, but no determination has been made regarding grants in fiscal 2015.
In fiscal 2014, we agreed to an amendment to Mr. Gjerdrum’s employment agreement that eliminated a requirement for a stock option grant to him upon a company-elected extension of the agreement to cover fiscal 2016. Immediately following the Spinoff, A-Mark replaced all then outstanding SGI equity awards with similar A-Mark awards. The equity awards held by NEOs, as reflected in the Table under the caption "Outstanding Equity Awards at Fiscal Year End - Fiscal 2014," represent replacement awards granted in connection with the Spinoff.
Payments and Benefits Upon Termination of Service
The employment agreements entered into with three of our NEOs provide for certain payments and benefits in the event of termination of the NEO due to death, total disability, by the employer not for cause or by the NEO for “Good Reason.” The specific terms applicable to such terminations under the employment agreements, and an illustration of the level of benefits that would have been payable if the NEO had terminated employment on the last day of fiscal 2014, is presented below under the caption “Estimated Potential Termination and Change in Control Payments and Benefits.” In addition, the RSUs granted to Mr. Gjerdrum provide for accelerated vesting in the event of certain terminations of his employment (excluding termination by us for cause or voluntary termination by the NEO without Good Reason). The employment agreements and equity award agreements held by our NEOs do not contain material enhancements to severance or benefits based on a change in control.
The Committee approved such termination payments and benefits based on the view that the level of such payments and benefits is reasonable (and perhaps conservative) in comparison to common practices in comparable public companies, and as significant provisions sought by executives when negotiating employment agreements. We believe that it is important to provide our NEOs with a sense of stability, both in the middle of transactions that may create uncertainty regarding their future employment and following termination as they seek future employment. Severance protections allow management to focus their attention and energy on the business transaction at hand without undue distractions regarding, for example, the impacts on future employment as a result of a transaction.
Other Significant Employment Agreement Terms and Related Information
Under his employment agreement, Mr. Madge will earn a “completion bonus” of $450,000 if he continues in service to A-Mark through June 30, 2015. We may pay signing bonuses to our executives when determined to be necessary or appropriate to attract and retain executive talent. Our practice has been to pay such bonuses upon the renewal or extension of the term of employment agreements.
The employment agreements provide that the NEOs will be entitled to receive medical insurance, group health, disability insurance and other benefits made generally available to employees, with some of the agreements providing assurance that the level of health benefits will not be diminished during the term of the agreement. The employment agreements also provide for indemnification to the NEOs for liabilities arising out of the NEO’s employment. Mr. Roberts’ employment agreement also provides a motor vehicle allowance of $750 per month. The employment agreements obligate the NEOs not to solicit employees to terminate employment with us or to become employees of another entity for one year following a termination for cause.

Tax Considerations
Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from claiming a tax deduction for certain compensation in excess of $1.0 million per year paid to its chief executive officer or any of its three other most highly paid executive officers (other than the chief financial officer). Qualifying performance-based compensation is not subject to the limit on deductions if specified requirements are met. In addition, the tax regulations provide limited exceptions for compensation arrangements that were entered into before a company was publicly held and during a specified period thereafter. The Committee generally intends to structure the performance-based portion of our executive compensation in a way that will preserve tax deductibility, when that can be done in a way consistent with our other compensation objectives. However, to remain competitive with other employers, the Board of Directors or Committee may, in its judgment, authorize compensation that is not fully tax deductible by us when it believes that such arrangements are appropriate to attract and retain executive talent.
Recovery of Certain Awards
Under our employment agreements with three NEOs, performance bonuses are subject to recoupment (sometimes referred to as a “clawback”) by us under any general policy we may adopt. We do not currently have a formal policy for recovery of performance bonuses paid on the basis of financial results that are subsequently restated. The Committee intends to consider a formal policy whereby, in the event of such a restatement, we would expect to recover affected bonuses and incentive compensation. In addition, the Committee intends to consider a formal policy for the recovery of incentive-based compensation paid to current and former executives, in compliance with regulations pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, following the enactment of such regulations.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is or has been during the past fiscal year an employee of A-Mark or SGI, nor was any member formerly an officer of A-Mark or SGI. Since the beginning of fiscal 2014, no executive officer of A-Mark served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of A-Mark's Board of Directors or Compensation Committee. Prior to the Spinoff, the compensation committee of SGI had authority over and made decisions regarding the compensation of Mr. Roberts and Ms. Meltzer, who in their capacities as SGI executive officers then served as the two members of our Board of Directors.
Executive Compensation
The table below sets forth the compensation of the Company's NEOs for fiscal 2014 and 2013. In the case of Mr. Roberts and Ms. Meltzer, compensation in fiscal 2013 and for the portion of fiscal 2014 prior to the Spinoff (July 1, 2013 through March 14, 2014), the compensation was paid by SGI for services in executive capacities at SGI.

The following tables set forth information regarding stock awards, stock options and similar equity compensation outstanding at June 30, 2014:

Summary Compensation Table - Fiscal 2014 and 2013

Name and Principal Position	Year	Salary (1) ($)	Bonus(2) ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Gregory Roberts	2014	$525,000	$500,000	$—	$—	$—	$34,661	$1,059,661
Chief Executive Officer and Director	2013	$525,000	$335,500	$—	$535,683	$837,240	$37,244	$2,270,667

David W. G. Madge	2014	$425,000	$225,000	$—	$—	$—	$29,671	$679,671
President	2013	$425,000	$—	$—	$—	$188,488	$32,157	$645,645

Thor Gjerdrum (6)	2014	$384,000	$46,000	$—	$—	$279,000	$5,293	$714,293
Executive Vice President and Chief Operating Officer	2013	$358,000	$—	$136,200	$—	$640,000	$22,795	$1,156,995

Gianluca Marzola	2014	$158,459	$125,000	$—	$—	$—	$5,250	$288,709
Chief Accounting Officer, Associate Vice President

Carol Meltzer	2014	$200,000	$100,000	$—	$—	$—	$11,298	$311,298
Executive Vice President, General Counsel and Secretary	2013	$200,000	$45,500	$—	$—	$—	$8,654	$254,154

_________________________________

(1)
Fiscal 2014 salary amounts represent salary paid for services performed in the fiscal year. Salary payments received may vary due to the timing of pay periods that start in one fiscal year and end in the next.

(2)	In fiscal 2014, each NEO received a discretionary year-end bonus.

(3)
No new stock awards or stock options were granted to the NEOs by A-Mark during fiscal 2014, and none were granted by SGI to the NEOs during the portion of fiscal 2014 prior to the Spinoff. Shortly after the Spinoff, A-Mark issued stock awards and stock options replacing outstanding stock awards and stock options relating SGI common stock. All replacement awards issued to A-Mark NEOs replaced awards that had been granted by SGI prior to fiscal 2014. The replacement awards granted by A-Mark to the NEOs that remained outstanding at June 30, 2014 are shown in the Table below captioned "Outstanding Equity at Fiscal Year End - Fiscal 2014." The stock-based compensation amounts reported for fiscal 2013 represent the aggregate grant-date fair value of the options and restricted stock units granted by SGI and computed in accordance with FASB ASC Topic 718 (but with no adjustment for the effect of estimated forfeitures based on service-based vesting conditions). Assumptions used in the calculation of these amounts are discussed in Note 13 to A-Mark’s consolidated audited financial statements for the fiscal year ended June 30, 2014, contained in this Annual Report on Form 10-K.

(4)
Each of the named executive officers was granted an award opportunity for fiscal 2014 that constitutes a non-equity incentive plan award. Bonus and non-equity incentive plan compensation for the named executive officers are described in greater detail above in “Executive Compensation - Compensation Discussion and Analysis.”

(5)
Amounts in this column, for fiscal 2014, are as follows:
• Mr. Roberts received $9,000 as a car allowance, $4,803 as a 401(k) matching contribution and $20,858 as a cash payment in lieu of vacation time.
• Mr. Madge received $6,724 as a 401(k) matching contribution and $22,947 as a cash payment in lieu of vacation time.
• Mr. Gjerdrum received $5,293 as a 401(k) matching contribution.
• Mr. Marzola received $5,250 as a 401(k) matching contribution.
• Ms. Meltzer received $11,298 as a cash payment in lieu of vacation time.

(6)	Mr. Gjerdrum also served as President of CFC during fiscal 2013 and part of fiscal 2014.

Grants of Plan-Based Awards — Fiscal 2014

		Estimated Future Payouts
Name	Grant Date	Threshold(1) ($)	Target (2) ($)	Maximum(1) ($)	All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (3)	Grant Date Fair Value of Stock and Option Awards
Gregory N. Roberts	(1)	N/A	$837,240	N/A	—	—	—
David W.G. Madge	(1)	N/A	$188,488	N/A	—	—	—
Thor Gjerdrum	(1)	N/A	$524,241	N/A	—	—	—
Carol Meltzer	--	—	—	—	—	—	—
Gianluca Marzola	--	—	—	—	—	—	—

_________________________________
(1)
Our fiscal 2014 non-equity incentive awards were governed by the terms of the executive’s employment agreement. Mr. Roberts employment agreement became effective at the time of the Spinoff. In the case of Mr. Madge and Mr. Gjerdrum, such agreements were in effect prior to the beginning of the fiscal year. However, Mr. Gjerdrum’s agreement was amended, effective at the time of the Spinoff, to alter the terms of his non-equity incentive award. The effective date of the awards is shown as the Spinoff date in the case of Mr. Roberts and Mr. Gjerdrum, based on the terms of the agreements that became effective at the time of the Spinoff. The effective date of the award is shown as the first day of the fiscal year in the case of Mr. Madge. These awards do not have thresholds (or minimum amounts) or maximum amounts payable for pre-specified levels of performance. Therefore, the threshold level is shown as “N/A” because the annual incentive award becomes potentially payable for any positive amount of pre-tax profit, and the maximum level is shown as “N/A” because there is no upper limit on the potential annual incentive award payout.

(2)
Our fiscal 2014 non-equity incentive awards specified that a payout would be based on the actual amount of applicable fiscal 2014 pre-tax profit (as defined) for specified business units. Accordingly, a target amount of the award was not quantifiable at the time the award was granted. In accordance with SEC Instructions to Item 402(d)(2)(iii) to Regulation S-K, in order to provide a representative estimated amount of annual incentive considered potentially payable at the time the award was granted, target levels shown represent the amounts that would have been payable for fiscal 2014 assuming the applicable pre-tax profits for these business units were the same as achieved in fiscal 2013, but applying the NEO's 2014 formula for determining the annual incentive award. In the case of Mr. Gjerdrum, the target amount shown assumes that operational goals the achievement of which would increase the percentage payout of pre-tax profits would be achieved.

(3)	See Note 3 to the Summary Compensation Table above.

Outstanding Equity Awards At Fiscal Year-End — Fiscal 2014

	Options Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregory N. Roberts	23,972		—	10.43	2/15/2023	—		—
	23,972		—	12.52	2/15/2023	—		—
	23,972		—	14.61	2/15/2023	—		—
David W.G. Madge	—		—	—	—	—		—
Thor Gjerdrum	2,997	(3)	—	50.32	7/15/2015	14,383	(4)	160,514
Carol Meltzer	14,383		—	8.77	2/3/2023	—		—
Gianluca Marzola	—		—	—	—	—		—

_________________________________
(1)	Options, stock appreciation rights and equity awards in this table relate to A-Mark common stock. All options were fully vested and exercisable.

(2)	Values are based on the June 30, 2014 closing price of A-Mark common stock in the Nasdaq Global Select, $11.16 per share.

(3)	This award is a stock appreciation right.

(4)	These RSUs vest on June 30, 2015, subject to accelerated vesting in specified circumstances.

Option Exercises and Stock Vested – Fiscal 2014

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory N. Roberts	—	$—	—	$—
David W.G. Madge	—	$—	—	$—
Thor G. Gjerdrum	—	$—	—	$—
Carol Meltzer	—	$—	—	$—
Gianluca Marzola	—	$—	—	$—

_________________________________
(1)
The named executive officers exercised no A-Mark stock options and had no A-Mark stock awards become vested during the portion of fiscal 2014 from the date of the Spinoff through June 30, 2014. The named executive officers had exercised no SGI stock options and had no SGI stock awards become vested during the portion of fiscal 2014 preceding the date of the Spinoff.

Estimated Potential Termination and Change in Control Payments and Benefits
The employment agreements with Messrs. Roberts, Madge and Gjerdrum provide for payments and benefits in the event employment terminates in specified circumstances. In addition, the terms of an NEO’s equity awards may be affected by a termination of employment.

Under the employment agreements, severance payments to the NEO are payable if, during the term of the employment agreement, the NEO’s employment is terminated by us without cause or is terminated by the NEO for “Good Reason.” Severance is payable as follows:

•
For Mr. Roberts, a lump-sum amount equal to the greater of 75% of “Annualized Pay,” which is the annual average of salary and performance bonuses paid for the previous three years, but in any event not less than $1,500,000.

•
For Mr. Madge, a pro rata payment of the Completion Bonus of $450,000 as a lump sum, with pro ration based on the number of months worked from November 2011 divided by the total number of months (44) in his employment term under the employment agreement.

•	For Mr. Gjerdrum, continued payments of base salary for one year at the rates specified in the employment agreement.

In addition, the three NEOs with employment agreements would be entitled to the following:

•
Payment of compensation accrued as of the date of termination, comprising salary, performance bonus earned in any fiscal year completed before termination but not yet paid, unreimbursed business expenses reimbursable under the employer’s expense policies and payment in lieu of accrued but unused vacation.

•
Payment of the pro rata portion of the performance bonus for the fiscal year of termination (based on the portion of the fiscal year worked), payable if and when such bonus would have been paid if employment had continued.

•	In the case of Mr. Roberts, continued health benefits paid by the employer for six months.

•	In the case of Mr. Gjerdrum, accelerated vesting of his outstanding RSUs.

Good Reason will arise if the employer materially decreases or fails to pay the NEO’s base salary or performance bonus, or materially and changes the NEO’s job description or duties in a way adverse to the NEO, or relocates the NEO’s job site by more than a specified distance without the NEO’s consent, and in each case the employer fails to cure the circumstances after notice from the NEO. Other material breaches of the employment agreement may constitute “Good Reason” in some instances.
In the event of termination of employment in other circumstances, the termination payments and benefits would be as follows:

•	For all terminations, the compensation accrued as of the date of termination (as summarized above) will be paid.

•	In the event of termination due to death or total disability,

• Each NEO would receive the pro rata performance bonus for the fiscal year of termination.

• Mr. Roberts would receive the same severance and health benefits payable in the event of a termination by the employer not for cause, except that benefits would be reduced by the amount of any disability or death benefit received under employer plans.

• Mr. Gjerdrum’s RSUs would become fully vested.
Under the employment agreements and equity award agreements, the NEO’s rights are not enhanced based upon a change in control of the NEO’s employer. The agreements provide, however, that certain payments under the agreements may be reduced if, following a change in control, the NEO would be subject to the “golden parachute” excise tax and the reduction in payments would result in the NEO realizing a greater after-tax amount.
The following table provides the total dollar value of the compensation that, in addition to compensation items shown in the Summary Compensation Table, would have been paid to our NEOs assuming a termination of employment in certain defined circumstances and/or a change in control had occurred on June 30, 2014, pursuant to the employment agreements and other compensation arrangements described above.

Estimated Potential Termination and Change in Control Payments and Benefits – Fiscal 2014

Name	Compensation Item (1)	Amount Payable Upon Termination due to Death or Total Disability		Amount Payable Upon Termination by Us Without Cause or by Executive for Good Reason (With or Without a Change in Control)
Gregory N. Roberts	Severance	$1,500,000		$1,500,000
	Pro rata bonus	—	(2)	—	(2)
	Benefits continuation	10,151	(3)	10,151	(3)
	Accelerated vesting of equity	—		—
	Total	$1,510,151		$1,510,151

David W.G. Madge, President	Severance	$—		$—
	Pro rata bonus	—	(2)	327,273	(2)(4)
	Benefits continuation	—		—
	Accelerated vesting of equity	—		—
	Total	$—		$327,273

Thor Gjerdrum	Severance	$—		$375,000
	Pro rata bonus	—	(2)	—	(2)
	Benefits continuation	—		—
	Accelerated vesting of equity	160,514		160,514
	Total	$160,514		$535,514

Gianluca Marzola, Chief Accounting Officer	Severance	$—		$—
	Pro rata bonus	—
	Benefits continuation	—		—
	Accelerated vesting of equity	—		—
	Total	$—		$—

Carol Meltzer, Executive Vice President, General Counsel and Secretary	Severance	$—		$—
	Pro rata bonus	—		—
	Benefits continuation	—		—
	Accelerated vesting of equity	—		—
	Total	$—		$—

_________________________________
(1)
For all types of terminations, the named executives are entitled to payment of accrued salary, bonuses earned in any previously completed fiscal year, reimbursement of previously incurred business expenses reimbursable under Company policies and accrued but unused vacation time. Payment for accrued but unused vacation time as of June 30, 2014 is reflected in the Summary Compensation Table as “All Other Compensation” for fiscal 2014 and therefore not shown as a compensation enhancement in this table.

(2)
The executive is entitled to a pro rata annual incentive payout in this case. However, because the executive has fully earned his annual incentive as of the final day of fiscal 2014, and such earned annual incentive is reflected in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation,” no amount relating to annual incentive is shown as a compensation enhancement in this table.

(3)	Estimated value of six months’ health insurance continuation.

(4)	This amount constitutes a pro rata payout of the “Completion Bonus” payable under the NEO’s employment agreement.

Directors' Compensation
The Board of Directors has adopted a policy providing for cash-based compensation of non-employee directors. Director compensation will be reviewed by the Board of Directors annually and from time to time to ensure that compensation levels are fair and appropriate. In the future, the Board of Directors may consider granting equity awards as an element of non-employee director compensation. All directors are entitled to reimbursement by the Company for reasonable travel to and from meetings of the Board of Directors, and reasonable food and lodging expenses incurred in connection therewith and other reasonable expenses.
Under the current Director Compensation Policy, annual compensation of each non-employee director is as follows:

(1)	Cash retainer -- $60,000 per year;

(2)	Cash retainer for service as Chairman of Audit Committee or Chairman of Compensation Committee -- $10,000;

(3)	Cash retainer for service as Chairman of Nominating and Governance Committee -- $5,000; and

(4)	Cash retainer for service as member (other than Chairman) of Audit Committee or Compensation Committee -- $5,000.
No meeting fees are paid under the current Director Compensation Policy. Service as a member of a committee other than the Audit Committee or Compensation Committee does not result in additional compensation.
The Director Compensation Policy assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year”, for purposes of the Director Compensation Policy, will be deemed to begin on the date of our Annual Meeting of stockholders.
No equity awards are currently authorized as regular annual non-employee director compensation under the Director Compensation Policy. Jeffrey D. Benjamin, the Chairman of the Board of Directors, receives no additional cash compensation for service in that capacity under this Policy (he does receive the regular annual retainer for service as a non-employee director, however). In connection with the distribution, A-Mark replaced and adjusted an option previously granted to Mr. Benjamin by SGI, in his capacity as Chairman of the Board of Directors of SGI. Specifically, Mr. Benjamin's former option to purchase 500,000 shares of SGI common stock at $2.00 per share, originally granted on October 25, 2012, was replaced and adjusted to become an option to purchase 119,856 shares of A-Mark common stock at $8.35 per share. The SGI option was canceled. The A-Mark option had approximately the same aggregate exercise price and aggregate intrinsic value as the SGI option at the time of the distribution. The replacement option to purchase shares of A-Mark is vested as to 20% of the underlying shares (based on the vesting of 20% of the SGI option before the distribution), with the option to become vested as to the remaining 80% of the underlying shares in four equal annual installments based on Mr. Benjamin's service as a director of A-Mark (on October 25 in each of 2014, 2015, 2016 and 2017), and will expire on October 25, 2022, subject to accelerated vesting and earlier expiration in specified circumstances.
Each of the non-employee directors served as a non-employee director of SGI, prior to the Spinoff. SGI compensated the non-employee directors during fiscal 2013 and prior to the Spinoff under a policy substantially the same as the A-Mark policy described above.
Our directors serving in fiscal 2014 prior to the distribution received no compensation for such service, apart from payments in their capacity as employees of A-Mark or SGI.
The following table sets forth information regarding compensation earned by non-employee directors of the Company during fiscal 2014, paid by both A-Mark (for the period following the Spinoff) and by SGI (for the period prior to the Spinoff).

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
(a)	(b)		(c)	(d)	(e)	(f)
Jeffrey D. Benjamin	$52,500	(2)	$—	$—	$—	$52,500
Joel Anderson	$62,000	(2)	$—	$—	$—	$62,000
Ellis Landau	$78,000	(3)	$—	$—	$—	$78,000
William Montgomery	$68,000	(4)	$—	$—	$—	$68,000
John Moorhead	$78,000	(3)	$—	$—	$—	$78,000
Jess M. Ravich	$78,000	(3)	$—	$—	$—	$78,000

_________________________________
(1)
Excludes 119,856 stock options to purchase A-Mark shares at $8.35 per share granted to Mr. Benjamin as a replacement and adjustment of an option to purchase 500,000 SGI shares. At June 30, 2014, Mr. Benjamin’s option was vested and exercisable as to 23,972 shares and unvested and unexercisable as to 95,884 shares.

(2)	Of this amount, $15,000 was paid by A-Mark following the Spinoff and the balance was paid by SGI prior to the Spinoff.
(3)	Of this amount, $18,750 was paid by A-Mark following the Spinoff and the balance was paid by SGI prior to the Spinoff.
(4)	Of this amount, $16,250 was paid by A-Mark following the Spinoff and the balance was paid by SGI prior to the Spinoff.
Equity Compensation Plan Information
The following table provides information as of June 30, 2014, with respect to the shares of our common stock that may be issued under existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	346,451	(1)	$7.97	(2)	625,000	(3)
Equity compensation plans not approved by security holders(3)	—		—		—
Total	346,451		$7.97		625,000

_________________________________
(1)
Consists of stock options and restricted stock units granted by A-Mark to replace outstanding SGI stock options and restricted stock units in connection with the Spinoff. The former SGI equity awards had been granted by SGI under its 2012 Stock Award and Incentive Plan (2012 Plan) and its 1997 Stock Incentive Plan, as amended (1997 Plan). The terms of the 2012 Plan and 1997 Plan governing equity awards generally apply to the replacement awards granted by A-Mark, but A-Mark was not and is not authorized to grant equity awards under those Plans other than the equity awards that directly replaced the former SGI equity awards.

(2)
Weighted average exercise price is calculated including RSUs, which for this purpose are treated as having an exercise price of zero. If calculated solely for options and stock appreciation rights that have an exercise price, the weighted average exercise price of outstanding options, warrants and rights at June 30, 2014 was $11.51.

(3)
These shares are available for future issuance under A-Mark's 2014 Stock Award and Incentive Plan (2014 Plan). All 2014 Plan shares are available for awards of stock options, stock appreciation rights, restricted stock units, restricted stock and other "full-value" awards.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons owning more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of their ownership of, and transactions in, the Company's common stock or other Company equity securities. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and representations of directors and executive officers, during the fiscal year ended June 30, 2014, all of such persons were in compliance with the applicable Section 16(a) reporting requirements, except with respect to certain Form 4 filings that were inadvertently filed late.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Agreements with SGI
Since the Spinoff in March 2014, A-Mark and SGI have operated independently of each other, and neither has any ownership interest in the other. During fiscal 2014, A-Mark and SGI entered into agreements to govern their relationship and provide for an orderly transition, as described below. The terms of these agreements were determined before the Spinoff, at times when A-Mark remained a wholly owned subsidiary of SGI.

Distribution Agreement
    A-Mark entered into a separation and distribution agreement, referred to as the distribution agreement, with SGI, which set forth the principal actions taken in connection with the distribution by SGI of all A-Mark common stock in the Spinoff, and also governs A-Mark's ongoing relationship with SGI following the Spinoff.
A-Mark–SGI Arrangements. All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between A-Mark and its subsidiaries and other affiliates, on the one hand, and SGI and its other subsidiaries and other affiliates, on the other hand, terminated effective as of the distribution, except certain agreements and arrangements that we and SGI expressly provided would survive the distribution.
The Distribution. The distribution agreement governed the rights and obligations of the parties regarding the distribution. Prior to the Spinoff, SGI delivered all of the issued and outstanding A-Mark common stock to the distribution agent, which then electronically delivered those shares of A-Mark common stock to entitled SGI shareholders based on the applicable distribution ratio.
Exchange of Information. A-Mark and SGI also agreed to provide each other with access to information in the other party's possession or control owned by such party and created prior to the distribution date, or as may be reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. A-Mark and SGI also agreed to retain such information in accordance with our respective record retention policies for at least seven years. Until the end of the first full fiscal year following the distribution, each party also agreed to use its reasonable best efforts to assist the other with respect to its financial reporting and audit obligations.
Release of Claims; Indemnification. A-Mark and SGI agreed to broad releases pursuant to which each released the other and its affiliates, successors and assigns and their respective shareholders, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases will be subject to certain exceptions set forth in the distribution Agreement. A-Mark and SGI agreed to indemnify each other and each other’s current and former directors, officers and employees against certain liabilities in connection with the distribution and each other’s respective businesses.
Tax Separation Agreement
Prior to the distribution, A-Mark and SGI entered into a Tax Separation Agreement that governs the respective rights, responsibilities and obligations of SGI and A-Mark with respect to, among other things, liabilities for U.S. federal, state, local and other taxes. In addition to the allocation of tax liabilities, the Tax Separation Agreement addresses the preparation and filing of tax returns for such taxes and disputes with taxing authorities regarding such taxes. Under the terms of the Tax Separation Agreement, SGI must prepare and file tax returns for tax periods ending prior to the distribution date and for tax periods which include the distribution date but end after the distribution date, which include A-Mark and its subsidiaries. These tax returns are to be prepared on a basis consistent with past practices. A-Mark must cooperate in the preparation of these tax returns and a have an opportunity to review and comment on these returns prior to filing. A-Mark must pay all taxes attributable to A-Mark and its subsidiaries, and is entitled to any refund with respect to taxes it has paid.
Pursuant to the Tax Separation Agreement A-Mark and SGI agreed not to: (i) enter into or approve proposed acquisition transactions within the meaning of Section 355(e) of the Internal Revenue Code, including merging or consolidating where another party may acquire more than 35%, by vote or value of its common stock; (ii) liquidate or partially liquidate; (iii) discontinue, sell or materially change its business; (iv) sell or otherwise dispose of more than 35% of its gross assets, or (v) engage in other actions, which could jeopardize the tax free nature of the distribution by SGI, for a period of 25 months from the distribution date, without the approval of the other party or obtaining a favorable private letter ruling from the Internal Revenue Service or an unqualified tax opinion that such actions will not result the distribution becoming taxable to SGI and its shareholders, or a waiver from the other party.
The Tax Separation Agreement also contains agreements concerning cooperation in the preparation and filing of tax returns; the determination of taxes attributable to and payable by A-Mark; handling of tax audits; retention and access of records necessary for the preparation and filing of tax returns, the determination of tax attributes of each of A-Mark and SGI, and indemnification obligations of A-Mark and SGI related to their respective tax obligations and breaches of the Agreement.

Secondment Agreement
Under the terms of the Secondment Agreement entered into between SGI and A-Mark, A-Mark agreed to make Gregory N. Roberts, our Chief Executive Officer, and Carol Meltzer, our Executive Vice President, General Counsel and Secretary, available to SGI for the performance of specified management and professional services following the Spinoff, in exchange for an aggregate monthly secondment fee of $150,000 payable by SGI and reimbursement by SGI of certain bonus payments. Neither Mr. Roberts nor Ms. Meltzer is to devote more than 20% of their professional working time on a monthly basis to SGI and in no event will the performance of services for SGI interfere with the performance of the duties and responsibilities of Mr. Roberts and Ms. Meltzer to A-Mark. In addition, to the services to be provided under the Secondment Agreement, both Mr. Roberts and Ms. Meltzer are permitted to serve as officers and directors of SGI since the Spinoff. The Secondment Agreement will terminate on June 30, 2016 and is subject to earlier termination under certain circumstances. Under the Secondment Agreement, SGI is obligated to reimburse A-Mark for the portion of the performance bonus payable under Mr. Roberts’ employment agreement with A-Mark attributable to pre-tax profits of SGI. See "Compensation Discussion and Analysis."
Replacement of SGI Equity Awards; Expenses of the Spinoff
In connection with the Spinoff, A-Mark agreed to replace all outstanding equity awards relating to SGI common stock with equity awards relating to A-Mark common stock. Under the Distribution Agreement, SGI agreed to pay the cost, fees and expenses of the Spinoff. A portion of the replaced equity awards were held by employees of or service providers to SGI who did not become employees of or service providers to A-Mark following the Spinoff. A total of 80,306 RSUs and 32,903 stock options relating to A-Mark common stock were granted in March 2014 by A-Mark to such SGI employees and service providers. However, A-Mark does not recognize compensation cost for financial reporting purposes relating to the awards replaced by A-Mark following the Distribution which were held by persons who remained employees of SGI.
Other Related Party Transactions
Sales and Purchases Made to Affiliate Companies
During the years ended June 30, 2014, 2013 and 2012, the Company made sales and purchases to the following companies in amounts set forth below. These companies and A-Mark were under common control (common ownership and management) through the date of Distribution and therefore the transactions constitute related party transactions. The companies: Calzona Ventures, LLC ("Calzona"), Spectrum Numismatics International, Inc. ("SNI"), Stack's-Bowers Numismatics, LLC ("Stack's Bower") and Teletrade Inc. ("Teletrade") are entities consolidated by our Former Parent company, SGI. All except Calzona, which is considered a variable interest entity, are wholly-owned subsidiaries of SGI.

in thousands
Years Ended June 30,	2014		2013		2012
	Sales	Purchases	Sales	Purchases	Sales	Purchases
Related Party Company
Calzona	$5,018	$464	$1,362	$—	$—	$—
SNI (now doing business as Stack's Bower)	7,179	5,977	7,527	2,211	7,970	10,426
Stack's Bower	2,241	3,356	3,363	4,270	3,680	4,231
Teletrade (now doing business as Stack's Bower)	2,505	1,854	11,486	1,652	899	176
Related party, total	$16,943	$11,651	$23,738	$8,133	$12,549	$14,833

PROPOSAL 1 - ELECTION OF DIRECTORS
Effective as of the date of the Annual Meeting, the Board of Directors of the Company has fixed the number of directors at eight. The Company's directors are elected at the Annual Meeting of stockholders.
The Nominating Committee nominated and the Board of Directors ratified the nomination of the eight nominees set forth below. Seven of the nominees are currently serving on the Company’s Board of Directors, and all have consented to being named in this proxy statement and to serve if elected.
Unless authority to vote for the election of directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below.
Joel R. Anderson
Jeffrey D. Benjamin
Ellis Landau
Beverley Lepine
William Montgomery
John U. Moorhead
Jess M. Ravich
Gregory N. Roberts

A-Mark’s restated certificate of incorporation provides that directors may be removed only for cause and that any such removal must be approved by the affirmative vote of at least a majority of the outstanding shares of A-Mark capital stock entitled to vote generally in the election of directors at a meeting of stockholders called for that purpose.
Information Concerning Directors
You will find below background information, specific credentials, experience and other qualifications with respect to the nominees for election, each of whom has been nominated by the Board of Directors to serve until the next annual meeting of stockholders, in 2016, and until their respective successors are duly elected and qualified. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding their holdings of A-Mark’s common stock. No other nominations were submitted.
Joel R. Anderson, aged 71, has served as a Director since March 2014. Mr. Anderson is the Chairman and Director of Anderson Media Corporation, the country’s largest distributor and merchandiser of pre-recorded music and a major distributor of books, and is also the chairman and a director of various affiliated companies, including TNT Fireworks, the country’s largest importer and distributor of consumer fireworks; Anderson Press, a major publisher of children’s books and associated children’s product; and Whitman Publishing Company, the leading publisher of books and related products for coin collections. Mr. Anderson has served as chairman and in other positions with Anderson Media Corporation for more than five years. He is a principal of Stack's LLC, SGI’s joint venture partner in Stack’s Bowers Galleries, a rare coin and currency auction house. Mr. Anderson served as a director of SGI from 2012 through March 2014. Mr. Anderson has been a member of the Board of Trustees of the American Numismatic Society since 2006 and serves on its nominating and governance committee. He is also a lifetime member of the American Numismatic Association. Mr. Anderson studied at the University of North Alabama.
Mr. Anderson’s extensive business experience, combined with his personal interest and expertise in numismatics, provide the Board of Directors with insight and guidance in matters of business planning and growth strategy.
Jeffrey D. Benjamin, aged 53, has served as Chairman of the Board and a Director since March 2014. Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners, L.P. since 2008, where he assists with distressed investments. Mr. Benjamin also serves as a consultant to Apollo Management, L.P., a private investment fund, and from September 2002 to June 2008, Mr. Benjamin served as a senior advisor to Apollo Management, where he was responsible for a variety of investments in private equity, high yield and distressed securities. Mr. Benjamin served as non-Executive Chairman of the Board of SGI from 2012 until March 2014 and as a director of SGI from 2009 until March 2014. He is also a member of the boards of directors of Caesars Entertainment Corporation, Exco Resources, Inc. and Chemtura Corporation. Mr. Benjamin is a trustee of the American Numismatic Society and has had a long-standing personal interest in coin collecting. Mr. Benjamin holds an MBA from the Sloan School of Management at M.I.T. and a BA from Tufts University.
With his financial and business background and service as a public company director, including service with SGI at times A-Mark was a subsidiary, and his personal involvement in numismatics, Mr. Benjamin contributes to the Board in matters of corporate finance, governance, business development and industry strategy.

Ellis Landau, aged 70, has served as a Director since March 2014, and serves as Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Landau is President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owns and operates Aliante Casino + Hotel in Las Vegas, Nevada. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation (NYSE: BYD), a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International in Phoenix and the Securities and Exchange Commission in Washington, D.C. Mr. Landau served as a director of SGI from 2012 until March 2014. From 2007 to 2011, Mr. Landau was a member of the Board of Directors of Pinnacle Entertainment, Inc. (NYSE:PNK), a leading gaming company, where he served as chairman of the audit committee and as a member of its nominating and governance committee and its compliance committee. Mr. Landau is currently a member of the Board of Directors of Full House Resorts, Inc. Mr. Landau received his Bachelor of Arts in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School.
Mr. Landau brings to the Board substantial finance, accounting and corporate governance experience, including the experience and ability to serve as the Chairman of the Audit Committee.
Beverley Lepine, aged 62, retired as Chief Operating Officer from the Royal Canadian Mint, a Canadian Federal Crown Corporation, after 27 years in various positions, including Chief Financial Officer and Vice President of Manufacturing. Prior to joining the Royal Canadian Mint, Ms. Lepine worked from 1980 until1987 for the Treasury Board Secretariat of the Government of Canada and Via Rail Canada. Upon graduating with a Bachelor's degree in Business Administration from Bishop's University in 1974, Ms. Lepine worked for Clarkson Gordon from 1974 until1980 where she obtained her Chartered Public Accountant (CPA) designation in 1978. She obtained her Institute of Corporate Directors Certificate (ICD.D) in 2011. Ms. Lepine was Chair of the Board of Bruyere Continuing Care, a chronic continuing care hospital in Ottawa from 2008-2010 and is currently Treasurer and member of the Board of the Pallium Foundation.
Ms. Lepine brings to the Board extensive knowledge of the worldwide minting and coinage industries and expertise in distribution, logistics, manufacturing and refining of precious metals.
William Montgomery, aged 54, has served as a Director since March 2014. Mr. Montgomery is a private investor with a focus on equities and real estate. He was Executive Vice President in charge of principal investments for Libra Securities from 1999-2000. Previously, he was a Managing Director at Salomon Brothers Inc., where he was a member of the fixed income arbitrage group with responsibility for proprietary investments in high yield securities, a distressed debt trader and a member of the investment banking group. Mr. Montgomery served as a director of SGI from 2012 until March 2014. He is a graduate of the University of Virginia and the Columbia University School of Law.
Mr. Montgomery brings to the Board expertise in investments, finance and capital markets, which the Company believes is particularly important as it seeks to grow its market presence.
John (“Jay”) U. Moorhead, aged 62, has served as a Director since March 2014, and serves as Chairman of our Compensation Committee. He has been a managing director of Ewing Bemiss & Co., an investment banking firm, since 2009. Prior to joining Ewing Bemiss, Mr. Moorhead was a managing director at Westwood Capital from 2005 until 2009 and MillRock Partners from 2003 until 2005, boutique investment banking firms serving private middle market and public growth companies. From 2001 to 2003, Mr. Moorhead was a corporate finance partner at C.E. Unterberg, Towbin. Mr. Moorhead served as a director of SGI from 2012 until March 2014. Mr. Moorhead received his B.A. degree from the University of Vermont, and attended the Program for Management Development at Harvard Business School.
    Mr. Moorhead brings to the Board expertise in corporate finance and valuable perspectives on public company growth and global competition. Mr. Moorhead also has experience in the area of executive compensation, which gives him the experience and ability to serve as Chairman of our Compensation Committee.
Jess M. Ravich, aged 57, has served as a Director since March 2014. Mr. Ravich is group managing director and head of alternative products for The TCW Group, Inc., an international asset-management firm, which he joined in 2012. Prior to joining The TCW Group, Mr. Ravich served as managing director and head of capital markets of Houlihan, Lokey, Howard & Zukin, Inc., an international investment bank. From 1991 through November 2009, Mr. Ravich founded and served as chief executive officer of Libra Securities LLC, an investment banking firm serving the middle market. Prior to founding Libra, Mr. Ravich was an executive vice president of the fixed income department at Jefferies & Company, a Los Angeles-based brokerage firm, and a senior vice president at Drexel Burnham Lambert, where he was also a member of the executive committee of the high yield group. Mr. Ravich served as a director of SGI from 2009 until March 2014. He also serves on the Board of Directors of The Cherokee Group, Inc. (NASDAQ: CHKE). Mr. Ravich is a graduate of the Wharton School at the University of Pennsylvania and Harvard Law School, where he was an editor of the Harvard Law Review.
With his extensive background in investment banking and the financial markets, Mr. Ravich provides Board leadership in matters of strategic development and business initiatives, including potential growth through acquisitions.

Gregory N. Roberts, aged 52,has been Chief Executive Officer and a Director of A-Mark since July 2005. Mr. Roberts has been Chief Executive Officer and a Director of A-Mark since July 2005. Mr. Roberts has served as President and Chief Executive Officer of Spectrum Group International, Inc. since March 2008. Mr. Roberts previously served as the President of SGI’s North American coin division, which included A-Mark. He is also a lifetime member of the American Numismatic Association. Through his day-to-day involvement in all aspects of the Company’s operations, Mr. Roberts provides a vital link between junior and senior management personnel and the general oversight and policy-setting responsibilities of the Board. Mr. Roberts has substantial management and business experience in the area of collectibles and trading and has been a trader since the age of 12.
Mr. Roberts brings to the Board expertise in numismatics and trading, extensive knowledge of the precious metals industry and, in his role as Chief Executive Officer, in-depth knowledge of the Company and its business.
INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT
The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of the Company. The Company’s executive officers and management oversee the day-to-day operations of A-Mark. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board of Directors. Our directors also discuss business and other matters with the Chairman and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).
The Board of Directors considers and establishes the appropriate leadership structure for the Company. The Board has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. The Board believes that it is important to retain the flexibility to make this determination based on the circumstances at the time of the determination, recognizing that no single leadership structure will best serve the Company in all cases. This allows the Board to use its broad experience and knowledge to elect the most qualified director as Chairman of the Board, while maintaining its ability to separate the roles of Chairman and Chief Executive Officer. In making this determination, the Board will consider the advantages that come from having leadership of the Board by a person other than the Chief Executive Officer. Even if a single person were to fill both roles, the Board anticipates that it would appoint a director to serve separately as the presiding or lead non-management director in order to preserve those advantages.
Mr. Benjamin was appointed Chairman of the Board on March 17, 2014. The Chairman of the Board has the authority to call special meetings of the Board, sets the agenda for Board meetings, acts as a Board liaison with the Chief Executive Officer, chairs meetings of the Board and communicates the Board of Directors’ feedback to the Chief Executive Officer. The Board believes that Mr. Benjamin’s work experience, education and leadership ability make him the best choice currently to serve as our Chairman of the Board.
In fiscal 2014, the SGI Board of Directors met six times before the Spinoff and the A-Mark Board of Directors met two times after the Spinoff (meetings include telephonic meetings).   Each director attended at least 75% of the meetings of the aggregate of SGI and A-Mark Boards of Directors and the SGI and A-Mark Board committees, if any, of which he was a member during the period of the director's service in fiscal 2014.
Under the Company’s policy, each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevents his attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting.
The Company’s Board of Directors has determined that all nominees for the Board of Directors other than Greg Roberts qualify as “independent” as that term is currently defined in Rule 5605(a)(2) and (c)(2) of the Nasdaq listing standards.
Committees of the Board
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee.
Audit Committee
The duties and responsibilities of the Audit Committee are set forth in its written charter, available on our website, www.amark.com, and include the following:

•	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

•	to prepare the audit committee report required by the SEC in our annual proxy statements;

•	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

•	to review and discuss with management our earnings press releases;

•
to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non- audit services to be provided to us by our independent registered public accounting firm;

•	to review the qualifications, performance and independence of our independent registered public accounting firm; and

•
to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The members of the Audit Committee are Messrs. Landau (Chairman), Montgomery, Moorhead and Ravich. Each of the members is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines, and meets the criteria for independence under Rule 10A-3(b)(1) under the Securities and Exchange Act of 1934 and otherwise satisfies the conditions of The NASDAQ Stock Market rules for audit committee membership, including the financial literacy requirements. In addition, Mr. Landau qualifies as an "audit committee financial expert," in compliance with the rules and regulations of the SEC and The NASDAQ Stock Market.
Compensation Committee
The duties and responsibilities of the Compensation Committee are set forth in its written charter, available on our website, www.amark.com, and include the following:

•	to determine, or recommend for determination by our board of directors, the compensation of our chief executive officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

•	to review and approve, or recommend to our board of directors for approval, any employment contracts or similar arrangement between the company and any executive officer of the company;

•
to review and discuss with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company;

•	to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans; and

•	to appoint, compensate and oversee any compensation consultant, legal counsel or other advisor retained by the Compensation Committee in its sole discretion;
The members of the Compensation Committee are Messrs. Moorhead (Chairman), Landau and Ravich. Each of the members of the Compensation Committee is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines, and otherwise satisfies the conditions of The NASDAQ Stock Market rules for compensation committee membership.
Steven Hall & Partners, LLC (“Steven Hall”), an independent executive compensation consulting firm, has been retained by the Compensation Committee to advise and assist it with respect to executive compensation matters.  The Committee has the sole authority to set Steven Hall’s compensation and/or to terminate the services of Steven Hall.  Steven Hall’s services to A-Mark are generally limited to advising on executive and director compensation, the implementation of our compensation programs, governance policies and disclosure matters that relate to compensation or are affected by compensation arrangements.  The Committee has determined that Steven Hall has no conflict of interest and is independent in its role as compensation consultant to the Committee.
The Committee often requests our CEO, General Counsel and other senior executives to be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the Committee or the Board of Directors, and to provide information to the Committee and the Board regarding compensation issues.  These executives provide insight, suggestions and recommendations, as requested by the Committee, regarding executive compensation matters. The Committee also meets with our CEO to discuss his compensation package and his recommendations for other executives.  In this regard, the Committee from time-to-time authorizes the CEO to negotiate on compensation matters and, for non-executive officers, to make determinations regarding compensation.  Members of our management team work with Steven Hall to provide it information and develop proposals relating to the structure of executive compensation, to ensure the accuracy of information provided to the Committee and in implementing our compensation programs.  Ultimately, the terms of compensation of our CEO and other executive officers are subject to the approval of the Compensation Committee.

Nominating and Corporate Governance Committee
The duties and responsibilities of the Nominating and Corporate Governance Committee set forth in its written charter, available on our website, www.amark.com, and include the following:

•
to recommend to our board of directors proposed nominees for election to the board of directors by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between shareholder meetings;

•	to make recommendations to the board of directors regarding corporate governance matters and practices; and

•	to recommend members for each committee of the board of directors.
The members of the Nominating and Governance Committee are Messrs. Ravich (Chairman), Montgomery and Moorhead. Each of the members is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines.
Corporate Governance Guidelines
Our Board of Directors has adopted our Corporate Governance Guidelines that sets forth our policies and procedures relating to corporate governance effective as of the distribution. Our Corporate Governance Guidelines is available on our website, www.amark.com.
The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members. The Committee believes that members of the Company’s Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. These qualities, which are only threshold criteria and are subject to limited exceptions, include integrity, absence of conflict of interest which would impair the ability to serve, fair and equal representation, achievement, oversight, business understanding and available time.
The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.
The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. As to each recommended candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate; determine if the candidate satisfies the minimum qualifications required by the Committee of candidates for election as director; determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board; consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and consider the extent to which the membership of the candidate on the Board will promote diversity among the directors (for this purpose, diversity includes diversity of background, experience, business skills, business relationships and other attributes). In its discretion, the Committee may solicit the views of the Chief Executive Officer, other members of the Company’s senior management and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is most suited for membership on the Board. The Committee maintains appropriate records regarding its process of identifying and evaluating candidates for election to the Board.
It is the policy of the Company that the Nominating and Corporate Governance Committee of the Board consider recommendations for the nomination of directors submitted by holders of the Company’s shares entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for Board candidates. In considering any recommendation for the nomination of directors, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in the Company. Only those recommendations whose submission complies with the procedural requirements adopted by the Nominating and Corporate Governance Committee will be considered by the Committee.
Beverley Lepine was recommended to the Nominating and Corporate Governance Committee by the Chief Executive Officer.
Oversight of Risk Management
Our Board recognizes that companies face a variety of risks, including credit risk, liquidity risk, strategic risk, and operational risk. It believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making.  Our Board encourages and management promotes a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also works, with the input from our executive team, to assess on an on-going basis and analyze the most likely areas of future risk for us.
Code of Ethics
Our board of directors has adopted a Code of Ethics applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers, in accordance with applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our code of ethics is available on our website, www.amark.com.
Stockholder Communications to the Board
The Company’s security holders may send communications to the Board of Directors. All communications should be delivered either in writing addressed c/o Legal Department at 429 Santa Monica Blvd., Suite 230, Santa Monica, California 90401 or by e-mail to directors@amark.com. All communications must be accompanied by the following information: a statement of the type and amount of the securities of the Company that the person holds; and any special interest, meaning an interest not in the capacity as a stockholder of the company, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.
Concerns about accounting, internal accounting controls or auditing matters should be reported pursuant to the procedures outlined on our website at www.amark.com/governancepolicies, under “Policy on Reporting Questionable Accounting or Auditing Matters."
Executive Officers
A-Mark’s executive officers are as follows:

Name	Age	Position(s)
Gregory N. Roberts	52	Chief Executive Officer and Director
David W. G. Madge	55	President
Thor G. Gjerdrum	47	Executive Vice President and Chief Operating Officer
Gianluca Marzola	47	Chief Accounting Officer
Carol Meltzer	56	Executive Vice President, General Counsel and Secretary
See “Information Concerning Directors”, above, for information relating to Mr. Roberts.
David W.G. Madge has been President of A-Mark since September 2011. Prior to that, Mr. Madge held various positions with the Royal Canadian Mint (RCM), a Commercial Crown Corporation of the Government of Canada, since 1995, most recently serving as Executive Director of the Bullion and Refinery Business Services, which included the refinery plant operations. Mr. Madge previously served as Director of Bullion & Refinery Services for RCM, where he was responsible for global sales and marketing activities. Mr. Madge received a Bachelor of Science degree in 1983 and a Bachelor of Arts degree in 1987, each from the University of Waterloo (Ontario, Canada.)
Thor G. Gjerdrum has served as A-Mark’s Executive Vice President and Chief Operating Officer since July 1, 2013 and as our Chief Financial Officer and Executive Vice President from 2002 to May 2008 and from May 2010 to June 30, 2013. Mr. Gjerdrum was Chief Financial Officer and Executive Vice President of SGI from June 2008 to April 2010. Previously, Mr. Gjerdrum held a variety of positions with two publicly traded telecommunications companies, the last of which was as Vice President of Finance, and worked in public accounting. Mr. Gjerdrum received a Bachelor of Science degree in accounting from Santa Clara University.
Gianluca Marzola has served as A-Mark’s Chief Accounting Officer since July 1, 2013.  Mr. Marzola joined A-Mark on September 2002 and held various accounting positions of increasing responsibility. He served as Controller from July 2008 to June 2013. Mr. Marzola received a B.S. in business/accounting from Universita’di Bologna, Italy.
Carol Meltzer has served as our General Counsel, Secretary and Executive Vice President since March 2014, assuming those offices at the time of the Spinoff. She served as General Counsel, Secretary and Executive Vice President of SGI and its predecessor companies since 2006, and served in a variety of legal capacities for SGI since 1996. Ms. Meltzer previously practiced law at Stroock & Stroock & Lavan LLP and Kramer Levin Naftalis & Frankel LLP. Ms. Meltzer received B.A. and J.D. degrees from the University of Michigan, Ann Arbor.

PROPOSAL 2 – APPROVAL OF 2014 STOCK AWARD AND INCENTIVE PLAN
Introduction
At the 2015 Annual Meeting of Stockholders, we will ask stockholders to approve the 2014 Stock Award and Incentive Plan (the "2014 Plan"), which was approved by our Board of Directors and by our then parent company, SGI, on February 12, 2014. The Board and its Compensation Committee (the “Committee”) seek to use the 2014 Plan to help us:

•	Attract, retain, motivate and reward officers, employees, directors, consultants and advisors to A-Mark and its subsidiaries and affiliates.

•	Provide equitable and competitive compensation opportunities.

•	Authorize incentive awards that appropriately reward achievement of our goals and recognize individual contributions without promoting excessive risk.

•	Promote creation of long-term value for stockholders by closely aligning the interests of participants with the interests of stockholders.
The Board and the Committee believe that awards linked to common stock and awards with terms tied to our performance provide incentives for the achievement of important performance objectives and promote the long-term success of A-Mark. Therefore, they view the 2014 Plan as a key element of our overall compensation program.
Information on the total number of shares available under our existing equity compensation plans and unissued shares deliverable under outstanding options and restricted stock units as of the end of the last fiscal year is presented above under the caption “Equity Compensation Plan Information.” Under the 2014 Plan, a total of 625,000 shares of our common stock is available for equity awards, representing approximately 9.0% of the shares outstanding at December 26, 2014. To date, no equity awards have been granted under the 2014 Plan, but cash annual incentive awards have been authorized under the 2014 Plan.
Overview of 2014 Plan Awards
The 2014 Plan authorizes a broad range of awards, including:

•	stock options;

•	stock appreciation rights ("SARs");

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;

•
deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (we generally refer to forfeitable deferred stock as “restricted stock units”);

•	other awards based on Common Stock;

•	dividend equivalents;

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives);

•	cash-based performance awards tied to achievement of specific performance objectives; and

•	shares issuable in lieu of rights to cash compensation.
Reasons for Stockholder Approval
We seek approval of the 2014 Plan by stockholders in order to satisfy requirements of tax law to help preserve our ability to claim tax deductions for compensation to executive officers. In addition, the Board regards stockholder approval of the 2014 Plan as desirable and consistent with corporate governance best practices.
Internal Revenue Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1.0 million in a given year paid to the chief executive officer and up to three other most highly compensated executive officers serving on the last day of the fiscal year, excluding the chief financial officer. “Performance-based” compensation that meets certain requirements is not counted against the $1.0 million deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the 2014 Plan will be deemed to include approval of the general business criteria upon which performance objectives for awards are based, described below under the caption "Performance-based Awards." Stockholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for full tax deductibility for a period of approximately five years under Section 162(m). Stockholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under Section 162(m). In addition, stockholder approval of the 2014 Plan will be deemed to include approval of the eligibility terms and the per-person limits on equity awards and cash incentive awards applicable to awards intended to qualify as performance-based compensation under Section 162(m).

Restriction on Repricing and Loans
The 2014 Plan includes a restriction providing that, without stockholder approval, we will not amend or replace options or SARs previously granted under the Plan in a transaction that constitutes a "repricing." For this purpose, a "repricing" is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a "repricing."
The 2014 Plan does not authorize loans to participants.
Description of the 2014 Plan
The following is a brief description of the material features of the 2014 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the proposed 2014 Plan, a copy of which is available on our website, at www.amark.com.
Shares Available under the 2014 Plan. Under the 2014 Plan, 625,000 shares are reserved for delivery to participants. Shares used for awards assumed in an acquisition do not count against the shares reserved under the 2014 Plan. The shares reserved may be used for any type of award under the 2014 Plan.
Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2014 Plan. Thus, shares will remain available for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number of shares covered by the SAR, or if shares that had been issued as restricted stock are forfeited. Under the 2014 Plan, awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the 2014 Plan so long as the Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2014 Plan. Shares delivered under the 2014 Plan may be either newly issued or treasury shares.
On December 26, 2014, the last reported sale price of A-Mark's common stock in the NASDAQ Global Select Market was $9.57 per share.
Per-Person Award Limitations. The 2014 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as "performance-based" compensation not subject to the limitation on deductibility under Section 162(m). Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2014 Plan relating to more than his or her "Annual Limit". The Annual Limit equals 250,000 shares plus the amount of the participant's unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated Awards, the 2014 Plan limits performance awards, including any annual incentive award that may be earned by a participant, to the participant's defined Annual Limit, which for this purpose equals the greater of 20% of the Company’s GAAP pre-tax income for that fiscal year or $4 million plus the amount of the participant's unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. In the case of a non-employee director of the Company, additional limits apply such that the maximum grant-date fair value of share-denominated awards granted in any fiscal year will be $300,000, except that this limit for a non-employee Chairman of the Board will be $600,000. All of these limits apply only to awards under the 2014 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2014 Plan.
Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the Common Stock. We are also obligated to adjust outstanding awards (and share-related performance terms, such as share-price targets) upon the occurrence of these types of events to preserve, without enlarging, the rights of Plan participants with respect to their awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as "performance-based" generally must conform to requirements imposed by Section 162(m).
Eligibility. Executive officers and other employees of A-Mark and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to us, are eligible to be granted awards under the 2014 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective employee may not receive any payment or exercise any right relating to the award until he or she has commenced employment. As of December 26, 2014, approximately 70 persons would be potentially eligible for awards under the 2014 Plan.
Administration. The Committee administers the 2014 Plan, except that the Board may itself act to administer the Plan. References to the "Committee" here mean the Committee or the full Board exercising authority with respect to a given award. The 2014 Plan provides that the composition and governance of the Committee shall be established in the Committee's charter adopted by the Board. Subject to the terms and conditions of the 2014 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2014 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2014 Plan. Although the 2014 Plan contains no automatic or default terms that accelerate vesting of awards upon a change in control, the Committee has authority to provide for accelerated vesting, lapse of restrictions, settlement, deemed satisfaction of performance conditions and cash out of awards upon a change in control.  Under the 2014 Plan, the Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level.
Nothing in the 2014 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2014 Plan. The 2014 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2014 Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.
Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated "base price." The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unvested or unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee.
Restricted and Deferred Stock/Restricted Stock Units. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of A-Mark, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Committee.
Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of "restricted stock units." The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue if authorized by the Committee, as further described below.
Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2014 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.
Performance-based Awards. The Committee may grant performance awards, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	net sales or revenues;

•	earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	pre-tax income, net income or net income per common share (basic or diluted);

•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	interest expense after taxes;

•	net economic profit (operating earnings minus a charge for capital) or economic value created;

•	operating margin or profit margin;

•	stockholder value creation measures, including stock price or total stockholder return;

•	dividend payout levels, including as a percentage of net income;

•	expense targets, working capital targets, or operating efficiency; and

•
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of information technology, litigation-related milestones, goals related to capital structure, goals related to relisting our common stock on a specified stock exchange or trading market, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to our past performance, targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison, or in such other way as the Committee may determine. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. If the Committee has specified at least one performance goal that qualifies an award as performance-based under Section 162(m), the Committee may specify other performance goals or criteria (whether or not in the above list) as a basis for its exercise of negative discretion with respect to the award.
Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2014 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2014 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the 2014 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis, but such transfers will be allowed only for estate-planning purposes and may not include transfers to other third parties for value.
The 2014 Plan authorizes the Committee to provide for forfeiture of awards and award gains in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of the our business and, in the case of performance-based compensation, for similar forfeitures if the attained level of performance was based on material inaccuracies in the financial or other information. Awards under the 2014 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2014 Plan, awards under our plans, or other rights to payment from us, and may exchange or buy out outstanding awards for cash or other property subject to the requirement that repricing of underwater options and SARs must be approved by stockholders. The Committee also may grant awards in addition to and in tandem with other awards, awards, or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by stockholders.
Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Rights to dividend equivalents may be granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding. Dividend equivalents relating to a performance-based award will be earnable only upon the achievement of the performance goals applicable to the award.
Vesting, Forfeitures, and Related Award Terms. The Committee has discretion in setting the vesting schedule of options, SARs, restricted stock and other awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options, SARs and similar awards, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.
Amendment and Termination of the 2014 Plan. The Board may amend, suspend, discontinue, or terminate the 2014 Plan or the Committee's authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under rules of any stock exchange or automated trading market on which our stock may then be listed or quoted.  NASDAQ Marketplace Rules applicable to A-Mark, as a condition to its listing on the NASDAQ Global Select Market, require stockholder approval of material modifications to plans such as the 2014 Plan.  Under these rules, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the 2014 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2014 Plan will terminate December 13, 2022, and the 2014 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.
Federal Income Tax Implications of the 2014 Plan
We believe that under current law the following U.S. Federal income tax consequences generally would arise with respect to awards under the 2014 Plan.
Options and SARs that are not deemed to be deferral arrangements under Code Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or A-Mark. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.
Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Upon a disposition of ISO shares that the participant has held for the applicable holding periods (two years from the grant of the ISO and one year from the exercise), the participant will recognize no ordinary income. For all options, a participant's sale of shares acquired by exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax "basis" in such shares. The tax "basis" normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option's exercise (or upon sale of the option shares in the case of an ISO). A participant's sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax "basis" in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR's exercise.
We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant's capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.
Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will have terms intended to meet applicable requirements under Section 409A, which regulates deferred compensation. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. Thus, for example, if we grant an award of restricted stock units that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we would become entitled to claim a tax deduction at that time.
On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.
Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.
As discussed above, compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap of Internal Revenue Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2014 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant (as required by the 2014 Plan), performance awards to employees the Committee expects to be named executive officers at the time compensation is received and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2014 Plan will be fully deductible under all circumstances. In addition, other awards under the 2014 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1 million in a given year, not be deductible by A-Mark as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.
The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2014 Plan. This discussion is intended for the information of stockholders considering how to vote at the 2015 Annual Meeting and not as tax guidance to participants in the 2014 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement and other circumstances. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2014 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local or foreign tax laws.
New Plan Benefits Under the 2014 Plan
Awards under the 2014 Plan will be granted in the discretion of the Committee, and therefore the type, number, recipients, and other terms of such awards generally cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation (as granted by our former parent company, SGI, which awards were replaced by grants of A-Mark equity awards at the time of the Spinoff, which replacement awards were not granted under the 2014 Plan) is presented in the “Summary Compensation Table,” “Outstanding Equity Awards at Fiscal Year-End - 2014,” and “Equity Compensation Plan Information Table,” and is discussed in text accompanying those tables, and further information is presented in our financial statements for the fiscal year ended June 30, 2014 included in the Annual Report which accompanies this Proxy Statement.
If stockholders decline to approve the 2014 Plan, no awards will be granted under the 2014 Plan after the Annual Meeting.

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THE BOARD OF DIRECTORS CONSIDERS THE 2014 PLAN TO BE IN THE BEST INTERESTS OF A-MARK AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 2014 PLAN AT THE MEETING.
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PROPOSAL NO. 3 - PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing stockholders with the opportunity to cast an advisory vote on the fiscal 2014 compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and other executive compensation disclosures.
Stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders approve the fiscal 2014 compensation of A-Mark’s executive officers named in the Summary Compensation Table, as disclosed in A-Mark’s Proxy Statement dated January 6, 2015, including the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.
Please refer to the sections of this Proxy Statement titled “Compensation Discussion and Analysis” and “Executive Compensation” for a detailed discussion of our executive compensation principles and practices and the fiscal 2014 compensation of our NEOs.
Our executive compensation program has been designed to strongly promote the success of our business, by attracting and retaining an experienced and capable management team and providing incentives to achieve and exceed our goals and, in doing so, building long-term value for stockholders.  As discussed throughout the section entitled “Compensation Discussion and Analysis,” compensation of our executive officers in fiscal 2014 met the objectives of our program, which were to produce long-term business success using a pay-for-performance philosophy.
In making the decision to approve fiscal 2014 compensation, stockholders are urged to consider the following:

•
A-Mark became a separate public company in fiscal 2014 as a result of the Spinoff in which its former parent, Spectrum Group International, Inc. (“SGI”), distributed all of the outstanding shares of A-Mark common stock to Spectrum’s stockholders. A-Mark’s stock is now listed on the Nasdaq Global Select Market.

•
The Spinoff was a major catalyst in an increase in stock value accruing to SGI stockholders who became A-Mark stockholders at the time of the Spinoff. A holder of $1,000 in value of SGI stock at the beginning of fiscal 2014 (valued at $2.25 per share as of June 30, 2013) saw that become shares of A-Mark and SGI with a combined market value of $1,507 by the end of the fiscal year.

•
A-Mark's financial results for fiscal 2014 declined from the prior year, primarily due to the lower price of gold and reduced trading volumes. Despite the strong headwinds in the gold market, management achieved some notable successes. Among other things, the Company’s profit margin percentage improved from fiscal 2013 to 2014 as a result of higher demand for gold and silver custom products, which carry larger premiums and gross profit.

•
In fiscal 2014, A-Mark expanded its value-added products pipeline to more than 25 programs, up from 14 programs in the prior year, and expanded its new turn-key service offerings to its existing customer base, including finance, storage and delivery solutions.

•	These programs reflect management's efforts to mitigate the effect of short-term fluctuations in commodity prices through profitable value-added products and complementary services.
Compensation paid to our NEOs for fiscal 2014 was aligned with these results. A performance-based annual incentive was paid to our COO, based primarily on the level of A-Mark's profitability, at a relatively modest level. No performance-based annual incentive was paid to our CEO or to our President. For the CEO, the annual incentive award formula resulted in a zero payout in large part due to SGI results, which recorded a loss for the year, rather than A-Mark results. In the case of all five NEOs, discretionary bonuses were paid in substantial part based on the very hard work by such executives required to implement the Spinoff, and the success of that transaction in enhancing stockholder value.
The Board and the Compensation Committee believe that the level of compensation of our NEOs for fiscal 2014 was aligned with our overall results and was appropriate in light of the efforts and accomplishments of management.
     As an advisory vote, this proposal is not binding upon A-Mark or the Board. Nevertheless, the Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions.  If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the executive compensation program.
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OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE FISCAL 2014 COMPENSATION OF THE NEOs AS DISCLOSED IN THIS PROXY STATEMENT
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PROPOSAL NO. 4 - PROPOSAL REGARDING THE FREQUENCY (ON AN ADVISORY BASIS) OF EXECUTIVE COMPENSATION ADVISORY VOTES
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will ask stockholders for an advisory vote on the question of how frequently A-Mark should seek the advisory stockholder vote to approve the compensation of our named executive officers.  The advisory stockholder vote to approve named executive officer compensation is often referred to as the “say-on-pay vote.” Proposal No. 3, discussed above, is such a “say-on-pay” proposal.  This Proposal No. 4 is often referred to as a “say-on-frequency” vote.
We are soliciting your advisory vote on whether to have the say-on-pay vote at the Annual Meeting of stockholders every one, two or three years.
We value the opinion of our stockholders and encourage communication regarding our executive compensation policies and practices.  The Board believes that a “say-on-pay” vote every year will provide us with valuable feedback from our stockholders on our executive compensation policies and practices. Our Board believes that stockholders of other companies have strongly favored annual “say-on-pay” votes, and therefore we view an annual frequency as a corporate governance best practice.  Accordingly, the Board recommends that stockholders vote for “one year” as the frequency for our “say-on-pay” advisory votes.
Although, as an advisory vote, this proposal is not binding upon the Company or the Board, the Board expects that it will adopt as A-Mark’s policy the frequency for say-on-pay votes that is chosen by a our stockholders voting on this matter.
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OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ANNUAL ADVISORY “SAY-ON-PAY” VOTES.
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PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed BDO USA, LLP (“BDO”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2015.
Stockholder ratification of the selection of BDO as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will consider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
A representative of BDO is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.
This proposal requires the affirmative vote of a majority of the shares of common stock present at the Annual Meeting (or represented by proxy) and entitled to vote thereon.
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THE BOARD OF DIRECTORS CONSIDERS THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015 TO BE IN THE BEST INTERESTS OF A-MARK AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF BDO USA, LLP AT THE MEETING.
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STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at next year’s annual meeting of stockholders and included in A-Mark’s proxy materials for that meeting must be received by A-Mark, addressed to the attention of A-Mark’s corporate secretary, at its offices at 429 Santa Monica Blvd., Suite 230, Santa Monica, California 90401, no later than September 8, 2015 (120 days prior to the first anniversary of the mailing date of this proxy statement), in order to be included in A-Mark’s proxy statement and proxy card relating to that meeting. Such proposal must comply with all other applicable legal requirements in order to be included in the proxy materials for that meeting. In addition, a stockholder who intends to present an item of business at the 2016 Annual Meeting of Stockholders, other than a proposal submitted for inclusion in A-Mark’s proxy materials, must provide notice of such business to the Company on or before September 4, 2015 and must comply with all applicable requirements of the Company’s By-Laws.

OTHER BUSINESS

The Board of Directors has, at the date of this proxy statement, received no notice and otherwise is not aware of any other matter that is to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matter properly comes before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy card to vote proxies in accordance with their judgment on such matters.

OTHER INFORMATION
Although it has entered into no formal agreements to do so, A-Mark will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by A-Mark. Proxies will be solicited principally through the mail but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission, or special letter by directors, officers and regular employees of A-Mark without additional compensation.
A copy of A-Mark’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules) will be furnished without charge to a stockholder upon written request to: Carol Meltzer, Corporate Secretary, 429 Santa Monica Blvd., Suite 230, Santa Monica, California 90401. It is important that your stock be represented at the Annual Meeting whether or not you expect to attend. The Board of Directors urges you to complete, date, sign, and return the enclosed proxy card in the enclosed postage-paid reply envelope. Your cooperation as a stockholder, regardless of the number of shares of stock you own, will reduce the expenses incident to a follow-up solicitation of proxies.
If you have any questions about voting your shares, please telephone A-Mark at (310) 587-1477.

Sincerely,

/s/ Carol Meltzer
CAROL MELTZER
Secretary

Santa Monica, California
January 2, 2015

A-MARK PRECIOUS METALS, INC.
PROXY

For the Annual Meeting of Stockholders To Be Held on February 6, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on February 6, 2015: The proxy materials for the Annual Meeting, including the Annual Report and the Proxy Statement, are available at www.amark.com

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 5, AND FOR "1 YEAR" ON PROPOSAL 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSAL 2 and 5.

1. Election of Eight Directors:		FOR ALL	WITHHOLD FOR ALL		* FOR ALL EXCEPT

Director Nominees:	01 Joel Anderson 02 Jeffrey D. Benjamin 03 Ellis Landau 04 Beverley Lepine 05 William Montgomery 06 John U. Moorhead 07 Jess M. Ravich 08 Gregory N. Roberts	☐	☐		☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box above and write the name of the nominee(s) in the space provided below.)

*Exceptions

		FOR	AGAINST		ABSTAIN

2.	Approval of the 2014 Stock Award and Incentive Plan.	☐	☐		☐
3.	Advisory vote on executive compensation.	☐	☐		☐
4.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
		1 year	2 Years	3 Years	Abstain

5.	Ratification of BDO USA, LLP as independent registered public accounting firm for fiscal 2015.	☐	☐		☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting.

	Mark Here for Address Change or Comments	☐
	Mark Here if You Plan To Attend the Meeting	☐

Signature	Date	Signature	Date

NOTE: Please sign exactly as your name or names. on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.